Exhibit 10.3
EXECUTION COPY
STOCK PURCHASE AGREEMENT
by and among
360NETWORKS CORPORATION,
360NETWORKS (FIBER HOLDCO) LTD.,
360NETWORKS (FIBER SUBCO) LTD.,
and
ZAYO GROUP, LLC
Dated as of October 6, 2011

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EXHIBITS

A	Form of Escrow Agreement
B	Sample Balance Sheet and Net Working Capital Calculation

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 6, 2011, by and among 360networks Corporation, a British Columbia corporation (“Parent”), 360networks (fiber holdco) ltd., a British Columbia corporation (“Holdco”), 360networks (fiber subco) ltd., a British Columbia corporation (“Subco” and together with Parent and Holdco, “Sellers,” and each, a “Seller”) and Zayo Group, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
A. Sellers are the owners of all of the issued and outstanding capital stock of 360networks holdings (USA) inc., a Nevada corporation (the “Company”).
B. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock of the Company upon the terms and subject to the conditions set forth herein.
C. Sellers and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated herein.
D. Each of the Boards of Directors or Board of Managers, as applicable, of Parent, Holdco, Subco and Buyer believes it is advisable and in the best interest of each entity and their respective equity holders that Buyer acquire all issued and outstanding capital stock of the Company at the price and on the terms and subject to the conditions set forth below.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
1.1 Purchase and Sale of Shares
On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase 100% of the outstanding capital stock of the Company (the “Shares”) from Sellers, and Sellers agree to sell the Shares to Buyer.
1.2 Closing
Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VI of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 10:00 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, on the second business day after the date on which all conditions set forth in Article V of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived; provided, however, that if such second business day is after December 9, 2011, the Closing Date shall take place no earlier than January 4, 2012, and provided, further, that if the Required Financial Information is delivered after November 15, 2011, the Closing Date shall take place no earlier than three weeks (excluding the week of Thanksgiving and the week between Christmas and New Years’ Day) following delivery of such Required Financial Information, or (b) on such other date and at such other time and place as Sellers and Buyer may hereafter mutually agree upon in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.3 Consideration for Shares
(a) The aggregate consideration (the “Purchase Price”) payable by Buyer to Sellers in exchange for the Shares shall consist of cash payments made by wire transfer of immediately available funds:
(i) to Sellers, to an account or accounts designated by Sellers, in the amount of $276,000,000, as adjusted pursuant to Sections 1.5, 1.6(a) and 4.5(i) of this Agreement, as applicable (the “Closing Cash Payment”);
(ii) to the Escrow Agent, to an account designated by the Escrow Agent, in the amount of $34,500,000 (the “Indemnity Escrow Amount”);
(iii) to the Escrow Agent, to an account designated by the Escrow Agent, in the amount of $34,500,000 (the “FIRPTA Escrow Amount”).
(b) Immediately prior to Closing, each of the Company Subsidiaries shall distribute all of its cash, if any, to the Company and the Company shall distribute all of its cash, if any, to Parent; provided, however, that the Company shall retain sufficient cash to settle any outstanding checks not yet cleared as of the Closing and as otherwise provided in this Agreement.
1.4 Escrow Amounts
Subject to this Agreement and the terms of the Escrow Agreement among Buyer, Parent and the Escrow Agent in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), the Indemnity Escrow Amount and the FIRPTA Escrow Amount shall each be held in an account or accounts designated by the Escrow Agent (the “Escrow Account”) and such funds, excluding any interest that may be earned thereon (to which Sellers shall be entitled), will be available to:
(a) in the case of the Indemnity Escrow Amount, satisfy (i) Indemnification Claims made by Buyer Indemnified Parties pursuant to Section 7.2 of this Agreement and (ii) any payments to be made pursuant to Section 1.6 of this Agreement, and any amounts remaining available after eighteen (18) months from the Closing (not subject to a pending Indemnification Claim) will be disbursed to Parent; and
(b) in the case of the FIRPTA Escrow Amount, satisfy any withholding obligations pursuant to Section 1445 of the Code and the Treasury Regulations thereunder (the “FIRPTA Withholding”), taking into account the FIRPTA Certificate provisions under Treasury Regulations Section 1.1445-1(c)(2)(i)(B) applicable to any Seller, as more fully described in Section 4.16 of this Agreement and the Escrow Agreement, and any amounts remaining after deducting the FIRPTA Withholding (if any), which FIRPTA Withholding amount shall be remitted to the IRS in accordance with the Escrow Agreement, will be disbursed to Parent.

All investment losses shall be charged against the funds in the Escrow Account. All interest earned on the Escrow Account, including reinvested interest, shall be the property of the Sellers and shall be paid to the Sellers monthly. For the avoidance of doubt, the Buyer and the Sellers confirm that the amounts paid into the Escrow Account are part of the sale proceeds.
1.5 Dreier Escrow Amount
If, in the case of Sheila M. Gowan, Chapter 11 Trustee for Dreier LLP v. 360networks (USA) inc., Case No. 10-03904 in the United States Bankruptcy Court for the Southern District of New York (the “Dreier Case”), any financial obligations of the Company and Company Subsidiaries remain outstanding immediately prior to the Closing, the Closing Cash Payment shall be reduced by $16,100,000, and Buyer shall pay such amount, by wire transfer of immediately available funds, to the Escrow Agent (the “Dreier Escrow Amount”), to be held in an account or accounts designated by the Escrow Agent, and the Escrow Agreement shall be revised accordingly to include the Dreier Escrow Amount in the Escrow Account. The Dreier Escrow Amount, excluding any interest that may be earned thereon (to which Sellers shall be entitled), will be available to satisfy any financial obligations of the Company and Company Subsidiaries arising from the Dreier case, with any remaining funds after resolution of such matters to be distributed to Sellers.
1.6 Net Working Capital
(a) At least five business days prior to the anticipated Closing Date, Sellers shall prepare, or cause to be prepared and delivered to Buyer: (i) an estimated balance sheet of the Company and the Company Subsidiaries as of the Closing Date, and (ii) a statement showing the estimated Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date (the “Estimated NWC Statement”), each prepared from books and records of the Company and the Company Subsidiaries in accordance with GAAP and in a manner consistent with the sample balance sheet and Net Working Capital calculation attached hereto as Exhibit B. The calculation of Estimated Net Working Capital shall be accompanied by a certificate of the Parent’s Chief Financial Officer certifying that such estimates have been calculated in good faith in accordance with this Agreement. For the purposes of this Agreement, “Estimated Net Working Capital” shall mean Current Assets less Current Liabilities, as shown on the Estimated NWC Statement. If the Estimated Net Working Capital exceeds the Target Net Working Capital, the Closing Cash Payment shall be increased by the amount of such excess. If the Estimated Net Working Capital is less than the Target Net Working Capital, then the Closing Cash Payment shall be decreased by the amount of such shortfall.
(b) As promptly as practicable, but in any event not later than forty-five (45) days after the Closing Date, Buyer, at its own expense, shall cause to be prepared and delivered to Sellers (i) a balance sheet of the Company and the Company Subsidiaries as of the Closing Date, and (ii) a statement showing the Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date (the “NWC Statement”), each prepared from books and records of the Company and the Company Subsidiaries in accordance with GAAP and in a manner consistent with the sample balance sheet and Net Working Capital calculation attached hereto as Exhibit B. For purposes of this Agreement, “Net Working Capital” shall mean Current Assets less Current Liabilities.

(c) Within thirty (30) days after delivery of the NWC Statement to Sellers, Sellers may deliver written notice to Buyer of any objections to the Net Working Capital of the Company and the Company Subsidiaries as shown in the NWC Statement, specifying in reasonable detail the nature of such objections (the “Dispute Notice”). If no Dispute Notice is delivered within such thirty (30) day period, Sellers shall be deemed to have agreed with all items and amounts shown in the NWC Statement, and the Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date shall be deemed to have been finally determined. If, within thirty (30) days after Buyer’s receipt of any Dispute Notice, Buyer and Sellers are unable to resolve matters raised by the Dispute Notice, Buyer and Sellers shall submit such matters to the Accounting Arbitrator for resolution. The Accounting Arbitrator shall be directed to make a final determination of Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date within thirty (30) days of engagement, limited to those areas at issue, and in accordance with the methodology set forth herein. The determination of the Accounting Arbitrator shall be conclusive and binding on the parties to this Agreement. Judgment upon the determination of the Accounting Arbitrator may be entered in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Arbitrator shall be borne equally by Buyer and Parent.
(d) If the final determination of Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date (either pursuant to mutual agreement or by determination of the Accounting Arbitrator) (the “Final NWC”) exceeds the Estimated Net Working Capital, Buyer shall pay to Parent the amount of such excess in cash, by wire transfer of immediately available funds.
(e) If the Final NWC is less than the Estimated Net Working Capital, Buyer and Sellers shall jointly instruct the Escrow Agent to pay Buyer the amount of such shortfall from the Indemnity Escrow Amount.
(f) Any adjustment made pursuant to this Section 1.6 shall be treated as an adjustment to the Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Subject to the disclosures set forth in the Disclosure Schedules delivered to Buyer concurrently with the parties’ execution of this Agreement (the “Disclosure Schedules”) (each of which disclosures shall indicate the section and, if applicable, the subsection of this Article II to which it relates (provided that any disclosure made under the heading of one section or subsection of the Disclosure Schedules may apply to and/or qualify disclosures made in one or more other sections or subsections to the extent that it is reasonably apparent that such disclosures apply to or qualify other disclosures, notwithstanding the omission of an appropriate cross reference to such other section)), in order to induce Buyer to enter into and perform this Agreement, Sellers represent and warrant to Buyer as follows:
2.1 Organization and Good Standing
The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with full power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. Each of Sellers is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia, with full power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. The Company is duly qualified to do business and is in good standing, as applicable, in each of the jurisdictions specified in Section 2.1 of the Disclosure Schedules, which are the only jurisdictions in which such qualification is necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a Company Material Adverse Effect.
2.2 Authority and Enforceability
Each of Sellers and the Company has all requisite power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Except as set forth in Section 2.2 of the Disclosure Schedules, all necessary action on the part of Sellers and the Company and their respective directors or managers, as applicable, officers and shareholders or members, as applicable, for the authorization, execution, delivery and performance by each of Sellers and the Company of this Agreement and the other Transaction Documents to which it is a party has been taken. This Agreement has been, and each of the other Transaction Documents to which each of Sellers and the Company is a party at the Closing will have been, duly authorized, executed and delivered by Sellers or the Company, as applicable, and this Agreement is, and each of the other Transaction Documents to which each of Sellers or the Company is, or will be, a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing, a legal, valid and binding obligation of each of Sellers and the Company and enforceable against each in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.
2.3 Capitalization and Stock Rights
(a) The authorized capital stock of the Company consists of 25,000 shares of common stock, without par value (the “Common Stock”), and 226,000 shares of preferred stock, without par value (the “Preferred Stock”), 1,000 shares of which are designated as Class AAA Senior Preferred Stock, 100,000 shares of which are designated as Class AA Senior Preferred Stock, 25,000 shares of which are designated Class A Voting Preferred Stock and 100,000 shares of which are designated as Class B Preferred Stock. The outstanding capital stock of the Company consists of the Shares held of record and beneficially by Sellers as set forth in Section 2.3(a) of the Disclosure Schedules, free and clear of any Encumbrances.

(b) The Shares have been authorized and validly issued and are fully paid and nonassessable. The Shares were issued in compliance with all applicable Laws. There are no outstanding Stock Purchase Rights. There are no stock appreciation rights, phantom stock rights or similar rights with respect to the Company. There are no shareholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the capital stock of the Company (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company or its securities.
2.4 Subsidiaries and Affiliates
A complete and correct list of all Subsidiaries of the Company (the “Company Subsidiaries”) and their respective jurisdictions of formation is set forth in Section 2.4 of the Disclosure Schedules. Each of the Company Subsidiaries is wholly owned of record and beneficially by the Company, or a Company Subsidiary, free and clear of any Encumbrances, as set forth in Section 2.4 of the Disclosure Schedules, and the Company does not own, directly or indirectly, any capital stock of or ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any other Person. The capital stock or equity interests, as applicable, of each Company Subsidiary (the “Subsidiary Shares”) have been authorized and validly issued and are fully paid and nonassessable. The Subsidiary Shares were issued in compliance with all applicable Laws. There are no stock appreciation rights, phantom stock rights or similar rights with respect to any Company Subsidiary. There are no shareholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the Subsidiary Shares (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to any of the Company Subsidiaries. Each of the Company Subsidiaries is the type of entity set forth opposite its name in Section 2.4 of the Disclosure Schedules and is duly organized, validly existing and in good standing under the Laws of its formation, with full power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. Each of the Company Subsidiaries is duly qualified to do business and is in good standing, as applicable, in each of the jurisdictions specified in Section 2.4 of the Disclosure Schedules, which are the only jurisdictions in which such qualification is necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a Company Material Adverse Effect.
2.5 No Approvals; No Conflicts
Except as set forth in Section 2.5 of the Disclosure Schedules, the execution, delivery and performance by each of Sellers and the Company of this Agreement and the other Transaction Documents to which each is a party, the consummation by Sellers and the Company of the transactions contemplated hereby and thereby, and the performance by each of Sellers and the Company of its obligations hereunder and thereunder do not and will not (a) conflict with or result in a Breach of or constitute a default under any provision of the relevant Governing Document(s) of Sellers and the Company, (b) assuming satisfaction of any requirements imposed by the HSR Act, constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to Sellers or the Company, (c) require any consent, approval or authorization of, or declaration, filing or registration with, (i) the FCC, State PUC, or the Federal Trade Commission under the HSR Act, or (ii) any other Person except, with regard solely to this clause (c)(ii), for such consents and filings that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect, or (d) violate, Breach, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any properties or assets of the Company, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract.

2.6 Financial Statements
(a) Section 2.6(a) of the Disclosure Schedules sets forth (i) unaudited pro forma consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2010 and December 31, 2009 and the related unaudited pro forma consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the fiscal years then ended, the “Year-End Financials”), and (ii) an unaudited pro forma consolidated balance sheet (the “Interim Balance Sheet”) of the Company and the Company Subsidiaries for the seven (7) month period ended July 31, 2011 (the “Balance Sheet Date”) and the related unaudited pro forma consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the seven (7) month period ended on the Balance Sheet Date (such statements, the “Interim Financials,” and together with the Year-End Financials, the “Financial Statements”).
(b) The Financial Statements (i) are accurate, complete and consistent with the books and records of the Company, (ii) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods, and (iii) fairly present the financial position, results of operations and changes in financial position of the Company and the Company Subsidiaries as of the dates and for the periods indicated, subject, in the case of the Interim Financials, to normal recurring period end adjustments.
(c) The books of account and financial records of the Company and the Company Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.
2.7 Undisclosed Liabilities
The Company and the Company Subsidiaries have no Liabilities or obligations of any nature (absolute, contingent or otherwise) except (i) Liabilities reflected on or reserved against in, or set forth on, the Interim Balance Sheet, (ii) Liabilities disclosed in Section 2.7 of the Disclosure Schedules, (iii) Liabilities or obligations that either (A) were incurred since the date of the Interim Balance Sheet in the ordinary course of business and are consistent with the Company’s past practice, (B) would not be required to be reflected on, reserved against or set forth on a balance sheet or notes thereto, prepared in accordance with GAAP, or (C) are not material in amount or significance to the Company, and (iv) Liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby.

2.8 Absence of Certain Changes or Events
Except as set forth in Section 2.8 of the Disclosure Schedules, in connection with the transactions contemplated in this Agreement, or pursuant to the Reorganization, since the date of the Interim Balance Sheet, the Company and the Company Subsidiaries have conducted their respective businesses and operations in the ordinary course, have made reasonable efforts consistent with past practice to preserve their relationships with customers, suppliers, Governmental Authorities and others with whom they have business relationships, and, without limiting the foregoing, have not taken any action that would have required the consent of Buyer pursuant to Section 4.1 of this Agreement. Since December 31, 2010, there has not occurred any change, development, fact, condition, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.
2.9 Taxes
Except as otherwise set forth in Section 2.9 of the Disclosure Schedules:
(a) The Company and the Company Subsidiaries have duly filed on a timely basis all Tax Returns that the Company and the Company Subsidiaries were required to file. All such Tax Returns were true, correct and complete in all material respects and have been prepared and completed in all material respects in accordance with applicable Law. All Taxes of the Company and the Company Subsidiaries which are required to be paid by the Company or any Company Subsidiary (whether or not reflected on any Tax Return) have been fully and timely paid; and there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company and the Company Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. None of the Shares are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.
(b) Neither the IRS nor any other Taxing authority has audited any Tax Return of the Company or the Company Subsidiaries with respect to any period for which the applicable statute of limitations has not expired. There is no pending or, to the Company’s Knowledge, threatened, dispute, Claim, Proceeding, proposed adjustment or assessment concerning any Tax Liability or Tax Return of the Company or the Company Subsidiaries. Sellers have delivered to Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies with respect to the Company and the Company Subsidiaries with respect to Tax periods for which the applicable statute of limitations has not expired.

(c) Neither the Company nor any Company Subsidiary (i) has been a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Tax Law filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Company Subsidiary has requested or received a ruling from any Taxing authority or signed a closing agreement with any Taxing authority.
(d) No Claim has ever been made in writing by a Taxing authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax returns that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.
(e) Neither the Company nor any Company Subsidiary has participated in a reportable transaction within the meaning of Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.
(f) Neither the Company nor any Company Subsidiary is, or has ever been, a party to or bound by any Tax sharing agreement, Tax allocation agreement or similar contract the principal purpose of which is the sharing or allocation of liabilities for Taxes, but excluding for this purpose any customary agreement with respect to property Taxes set forth in an IRU agreement.
(g) Neither the Company nor any Company Subsidiary has distributed stock of another corporation, nor had its stock distributed by another corporation, within the last two (2) years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h) Neither the Company nor any Company Subsidiary has made any payment or payments, is obligated to make any payment or payments, or is a party to (or a participating employer in) any agreement (or Employee Benefit Plan) that has resulted or could result in such payments being nondeductible pursuant to Section 280G of the Code by reason of the transactions contemplated by this Agreement.
(i) The Company and the Company Subsidiaries have not agreed to and are not required to make by reason of a change in accounting method, or could not be required to make by reason of a change in accounting method that has been proposed in writing or threatened in writing, any adjustment under Section 481(a) of the Code, in each case, with respect to any Pre-Closing Tax Period.
(j) The Company and the Company Subsidiaries have not made an election pursuant to Section 108(i) of the Code.

2.10 Property
(a) Owned Real Property. Section 2.10(a) of the Disclosure Schedules includes a true, correct and complete list of each parcel of real property owned by the Company and the Company Subsidiaries along with a corresponding street address for each such parcel (the “Owned Real Property”). Except as set forth on Section 2.10(a) of the Disclosure Schedules, (i) the Company and the Company Subsidiaries are the sole owners and have good and marketable fee simple title to, each parcel of Owned Real Property, free and clear of any Encumbrances other than (A) Permitted Liens, and (B) those disclosed in the Financial Statements; (ii) there are no outstanding options, rights of first refusal or other preferential rights to purchase the Owned Real Property or any portion thereof; and (iii) there are no agreements granting to any Person other than the Company or a Company Subsidiary the right of use or occupancy of any portion of the Owned Real Property other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received any notice that a material portion of any Owned Real Property will be condemned, requisitioned or otherwise taken by any public authority. To the Company’s Knowledge, no Owned Real Property, including buildings and improvements thereon, is in material violation of any zoning, land use or similar Laws. To the Company’s Knowledge, all Owned Real Property is in good condition and repair in all material respects, and is in adequate condition for its current operation and use, ordinary wear and tear excepted and subject to normal maintenance and repair in the ordinary course of business.
(b) Leased Real Property. Excluding any Network Agreements listed in Section 2.11 of the Disclosure Schedules, Section 2.10(b) of the Disclosure Schedules includes a true, correct and complete list of all material leases, site leases, subleases, licenses and other occupancy agreements related to real property, to which the Company or the Company Subsidiaries has a leasehold interest, license or similar occupancy rights (each of the foregoing, a “Company Lease,” and the premises leased thereunder, the “Leased Real Property,” which is referred to herein collectively with the Owned Real Property as the “Real Property”). Neither the Company nor the Company Subsidiaries use or occupy any material real property, including buildings, improvements and points of presence, for which it does not have a right to use or occupy such material real property as Owned Real Property or pursuant to a Company Lease. The Company and the Company Subsidiaries have good and valid leasehold interest in and to, and is in occupancy of, all of the Leased Real Property under which it is a tenant or lessee, free and clear of any Encumbrances other than Permitted Liens. Neither the Company nor any Company Subsidiary has received any notice that a material portion of any Leased Real Property will be condemned, requisitioned or otherwise taken by a public authority. To the Company’s Knowledge, all Leased Real Property of the Company and the Company Subsidiaries is \ in the condition required of such property by the terms of the Company Lease applicable thereto in all material respects and is in adequate condition for its current operation and use.
(c) Personal Property. Except as set forth on Section 2.10(c) of the Disclosure Schedules, the Company and the Company Subsidiaries have good and transferable title to all of the tangible personal property (excluding Network Equipment) material to the operation of the business of the Company and the Company Subsidiaries as presently conducted (the “Personal Property”), other than leased Personal Property, with respect to which the Company and the Company Subsidiaries have good and valid leasehold interests, free and clear of all Encumbrances, except Permitted Liens. The Personal Property necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted are in good working order (ordinary wear and tear excepted), are, to the Company’s Knowledge, free from any material defect and have been maintained in all material respects in accordance with the past practice of the Company and the Company Subsidiaries.

2.11 Network
(a) Section 2.11(a) of the Disclosure Schedules lists (each, a “Network Agreement”):
(i) each material indefeasible-right-of-use (“IRU”), fiber lease, license or similar right to use dark or lit Network Fiber or an associated wavelength, to which the Company or any of the Company Subsidiaries is a recipient of the IRU and is a party or by which they are bound (the “Network IRUs”);
(ii) each material underlying right, easement, right-of-way, license, pole attachment agreement, or similar right in relation to Network Fiber owned by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party or by which they are bound (the “Network Underlying Rights”);
(iii) other than Network Underlying Rights, each material franchise agreement or similar agreement under which the Company or any of the Company’s Subsidiaries is authorized or permitted to place, keep or otherwise locate Network Fiber in or on public property owned or otherwise held by a municipality or similar Governmental Authority, including each material modification, amendment and supplement thereto, but for clarity excluding business licenses and construction permits (the “Network Franchise Agreements”);
(iv) each material colocation agreement or similar agreement relating to locations where the Company or any of the Company’s Subsidiaries is authorized or permitted to place, keep or otherwise locate Network Equipment (other than spare Network Equipment) in or on Real Property, including those locations which are adjacent to long haul segments of the Network and those which are used for POPs (the “Network Colocation Agreements”);
(v) each material agreement under which circuits, bandwidth, wavelength, capacity or Network Fiber used by the Network to provide connectivity to, or at the request of, a Customer is provided to or otherwise accessed by the Company or any of the Company’s Subsidiaries (the “Network Access Agreements”);
(vi) each material interconnection agreement, peering agreement, or similar agreement providing for the interconnection of the Network with the networks of third parties (the “Network Interconnection and Peering Agreements”);
(vii) each material agreement under which Network Fiber is serviced or maintained (the “Network Fiber Services Agreements”); and
(viii) each material agreement under which Network Equipment is serviced, maintained or purchased (the “Network Equipment Agreements”).
(b) Except as set forth on Section 2.11(b) of the Disclosure Schedules, there are no written or, to the Company’s Knowledge, other Claims or notices from a third party alleging or advising the Company that it considers the Company liable for any tariff or other payment of due but unpaid interstate or intrastate access charges in a material amount or that it believes the Company has provided services to Voice over IP services providers or other data or information service providers that are claimed to be in violation of federal or state Law or that have caused the Company to be liable for intrastate or interstate access charges or other fees or charges that the Company has not paid.

(c) Section 2.11(c) of the Disclosure Schedules sets forth, as of the date reflected on the appropriate section(s) of the Disclosure Schedules, diagrams showing in reasonable detail:
(i) the approximate location of the Network Fiber, conduit, amplification and regeneration sites, and POP sites which comprise the Company’s and the Company Subsidiaries’ long haul network (the “Long Haul Network”);
(ii) the approximate location of the Network Fiber and conduit which comprise the Company’s and the Company Subsidiaries’ metro access network (the “Metro Network,” and together with the Long Haul Network and the Network Equipment, the “Network”);
(iii) by segment of the Long Haul Network, the material DWDM equipment type for such segments;
(iv) the SONET ring architecture of the Long Haul Network;
(v) the digital access and cross-connect system (DACS) architecture of the Long Haul Network;
(vi) the Layer 2 and Layer 3 topology of the Long Haul Network; and
(vii) the high level design of the Company’s VoIP network.
(d) Section 2.11(d) of the Disclosure Schedules sets forth, as of the date of this Agreement, (i) the number of available fibers in each segment of the Long Haul Network and the Metro Network, (ii) the number of available conduits in such segment, and (iii) the approximate distance in such segment.
(e) The Company and the Company Subsidiaries own or have a valid right to use the Network Fiber and Network Equipment that comprise the Network free and clear of all Encumbrances, except Permitted Liens. The Network Fiber and Network Equipment necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted is in good working order (ordinary wear and tear excepted), is, to Company’s Knowledge, free from any material defect and has been maintained in all material respects in accordance with the past practice of the Company and the Company Subsidiaries.

2.12 Contracts
(a) Section 2.12(a) of the Disclosure Schedules contains an accurate and complete list of the following Contracts to which the Company or the Company Subsidiaries are a party or by which the Company or the Company Subsidiaries are bound, that is or involves (each, a “Material Contract”):
(i) the twenty (20) largest customers of the Company and the Company Subsidiaries year-to-date based on the dollar amount of invoiced monthly recurring revenue through July 14, 2011;
(ii) the following Network Agreements: (A) Network IRUs which, in the aggregate, comprise ninety-eight percent (98%) of those route miles of the Long Haul Network which are on Network IRUs (in contrast to those route miles of the Long Haul Network which are on fibers owned by the Company or the Company Subsidiaries); (B) Network IRUs which, in the aggregate, comprise ninety-five percent (95%) of those route miles of the Metro Network which are on Network IRUs (in contrast to those route miles of the Metro Network which are on fibers owned by the Company or the Company Subsidiaries); (C) each Network Underlying Right for which the Company or the Company Subsidiaries have paid fees exceeding $250,000 in the aggregate; (D) every Network Colocation Agreement where the Company or the Company Subsidiaries currently pay fees in excess of $20,000 per month; and (E) every Network Fiber Services Agreement and Network Equipment Services Agreement where the Company or the Company Subsidiaries currently pay fees in excess of $20,000 per month;
(iii) (A) written or material oral agreements with employees, or (B) the grant to any employee any rights to severance payments upon the termination of such person’s employment;
(iv) employment of any person or non-employee sales representative or agent to the extent there has been more than $275,000 in payments to such Person in the last calendar year;
(v) a covenant or other restriction that materially limits the ability of the Company or the Company Subsidiaries to conduct its business, including non-solicitation, non-competition, and most-favored nation pricing restrictions, which are not terminable without payment by the Company or the Company Subsidiaries on sixty (60) days’ notice;
(vi) any director or officer of the Company, the Company Subsidiaries or any Affiliate of the Company and the Company Subsidiaries (other than employment agreements with such Persons entered into in the ordinary course of business);
(vii) the granting of an Encumbrance (other than a Permitted Lien) upon any material assets of the Company or the Company Subsidiaries, or a loan agreement, note, mortgage, indenture, security agreement, guaranty, pledge or other agreement relating to Indebtedness (other than intercompany indebtedness and accounts receivable or accounts payable in the ordinary course) in excess of $500,000;
(viii) the acquisition of an equity interest in, or all or substantially all of the assets or business of, any other Person;
(ix) indemnification of any Person with respect to Liabilities relating to any current or former business of the Company and the Company Subsidiaries (other than standard indemnification provisions entered into in the ordinary course of business);
(x) a joint venture or partnership;

(xi) any Company Leases;
(xii) any written or material oral agreement between the Company or any of the Company Subsidiaries, on the one hand, and the Sellers or any Affiliate of the Sellers, on the other hand;
(xiii) any customer Contract involving an indefeasible right of use or similar right to use dark or lit Network Fiber and which has a length equal to or greater than 200 route miles, and which is not otherwise identified on Section 2.12(a)(i) of the Disclosure Schedules; or
(xiv) any agreement not made in the ordinary course of business and that is material to the business of the Company and the Company Subsidiaries, except as otherwise listed in response to clauses (i) through (xiii) above.
(b) Except as set forth on Section 2.12(b) of the Disclosure Schedules, all Material Contracts are valid, binding and enforceable in accordance with their terms against the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and are in full force and effect. Each of the Company and the Company Subsidiaries has performed all material obligations imposed on it under such Contracts, and neither the Company and the Company Subsidiaries nor any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or the Company Subsidiaries or, to the Knowledge of the Company, any other party thereunder. There is no pending disagreement or dispute with any other party to any Material Contract, nor is there any pending request or process for amendment of any Material Contract. Accurate and complete copies of each written Material Contract (and written summaries of the terms of any oral Material Contract) have been delivered or otherwise made available to Buyer. As of the date of this Agreement, none of the Company or any of the Company Subsidiaries has received any notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform or refuse to renew such Contract (if such Contract is renewable).
2.13 Labor and Employment Matters
Neither the Company nor the Company Subsidiaries is a party to a collective bargaining agreement having provisions covering their respective employees and no collective bargaining agreement is being negotiated by the Company or the Company Subsidiaries. There are no organizational efforts presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company or the Company Subsidiaries. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries have not experienced any work stoppage or other labor difficulty since its inception. No complaint against the Company or the Company Subsidiaries is currently pending or, to the Company’s Knowledge, threatened, before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any other analogous entity in the United States. The Company has provided to Buyer a list setting forth each individual, along with each individual’s position, salary, bonus, and hire date, who was employed by the Company and the Company Subsidiaries as of the end of the most recent payroll period prior to the date of this Agreement.

2.14 Employee Benefit Plans
(a) Section 2.14(a) of the Disclosure Schedules contains a list of all Employee Benefit Plans. The Company has delivered to Buyer, with respect to each Employee Benefit Plan true, correct and complete copies of (i) the Employee Benefit Plan document, as currently in effect or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan, (ii) if required to be filed with respect to such Employee Benefit Plan, the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan, (iii) the most recent summary plan description, if any, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan, (iv) all material trust agreements, investment management agreements, annuity contracts, insurance contracts and service provider agreements relating to such Employee Benefit Plan, and (v) the most recent determination letter, if any, issued by the IRS with respect to such Employee Benefit Plan.
(b) With respect to each Employee Benefit Plan, (i) such Employee Benefit Plan has been maintained, administered and funded in all material respects in accordance with its terms and in compliance with applicable Law, including, without limitation, ERISA and the Code, (ii) none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA in such a way as would result in a material Liability to the Company and the Company Subsidiaries taken as a whole, (iii) none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in a prohibited transaction under Section 406 of ERISA or under Section 4975 of the Code for which an exemption is not available, and (iv) all contributions and premiums due or required to be paid by the Company or any of the Company Subsidiaries to (or with respect to) such Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a Liability on the Financial Statements to the extent required by GAAP.
(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, (ii) has a timely filed request for such a determination letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and to adopt any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification of any such Employee Benefit Plan.
(d) None of the Company, any of the Company Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to or, at any time during the last six (6) years, has sponsored, maintained, contributed to or incurred any Liability (contingent or otherwise) with respect to any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, including, without out limitation, any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

(e) None of the Employee Benefit Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company or any of the Company Subsidiaries after his or her termination of employment, except (i) to the extent required by applicable Law, including, without limitation, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, (ii) conversion rights, and (iii) disability benefits.
(f) There are no actions, suits or claims (other than routine claims for benefits, appeals of such claims and domestic relations orders) pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan. To the Company’s Knowledge, no Employee Benefit Plan is currently under investigation, audit or review by any Governmental Authority.
(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any current or former employee of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment from the Company, any of the Company Subsidiaries or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any such employee, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Benefit Plan, except to the extent required by Section 411(d)(3) of the Code, or (iv) require the Company or any of the Company Subsidiaries to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual. No amount paid or payable in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)), will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code.
(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies in all material respects the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and the final Treasury Regulations promulgated thereunder, and has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder.
2.15 Intellectual Property
(a) Section 2.15(a) of the Disclosure Schedules sets forth a complete list of the following that are owned by the Company or any Company Subsidiary (i) patented or registered Intellectual Property, (ii) pending patent applications and applications for other registrations of Intellectual Property, (iii) material unregistered trademarks, unregistered service marks, trade dress, logos, product identifiers, slogans, trade names or corporate names, (iv) internet domain name registrations, (v) material unregistered copyrights, (vi) computer software (other than commercially available software), and (vii) other than Intellectual Property Licenses, any other material Intellectual Property used in the operation of the business of the Company and the Company Subsidiaries as presently conducted (the “Company Owned Intellectual Property”). The Company or a Company Subsidiary owns exclusively all right, title, and interest in and to all Company Owned Intellectual Property free and clear of all Encumbrances other than Permitted Liens.

(b) Section 2.15(b) of the Disclosure Schedules sets forth a complete and correct list of all material licenses and arrangements (other than ordinary course licenses of commercially available software) pursuant to which (i) the use by any Person of Company Intellectual Property is permitted by the Company or the Company Subsidiaries, or (ii) the use by the Company or any of the Company Subsidiaries of Intellectual Property is permitted by any Person (the “Intellectual Property Licenses,” and together with Company Owned Intellectual Property, the “Company Intellectual Property”). The Intellectual Property Licenses are valid, binding and enforceable in accordance with their terms against the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, and are in full force and effect. Each of the Company and the Company Subsidiaries has performed all obligations imposed on it under such Intellectual Property Licenses, and neither the Company and the Company Subsidiaries nor any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or the Company Subsidiaries or, to the Knowledge of the Company, any other party thereunder. The Company, each of the Company Subsidiaries and to the Knowledge of the Company, each other party thereto is in compliance with all obligations under each Intellectual Property License. Neither the execution and delivery of this Agreement, nor the consummation of the Closing, will result in any termination or modification of the rights or obligations of any party under any Intellectual Property License.
(c) Except as set forth on Section 2.15(c) of the Disclosure Schedules, (i) the Company and the Company Subsidiaries own, free and clear of all Encumbrances except for Permitted Liens, all right, title and interest in and to, or have valid and enforceable licenses to use, all the Company Intellectual Property; (ii) to the Knowledge of the Company, no third party is infringing any Company Owned Intellectual Property; (iii) to the Knowledge of the Company, the Company and the Company Subsidiaries have not infringed, misappropriated or violated, and are not infringing, misappropriating or violating, any Intellectual Property right (other than patents) and any patent of any third party; and (iv) there is no Claim pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries (A) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights; or (B) challenging the Company’s or the Company Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Intellectual Property. Except as set forth on Section 2.15(c) of the Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has received any written notices in the prior three (3) years containing any such allegation or challenge or any demand or offer to license any Intellectual Property from any third party.
2.16 Environmental Matters
(a) To the Knowledge of the Company, the Company and the Company Subsidiaries have complied with and are in compliance in all material respects with all Environmental Laws.

(b) There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company.
(c) To the Knowledge of the Company, no Hazardous Materials have been released in, on, under or from any property currently or formerly owned or leased by the Company such that any investigation, remediation, cleanup or other response is or will be required by the Company or any Company Subsidiary under any applicable Environmental Law, except where any such release has not resulted in and would not be expected to result in an adverse effect that is material to the Company.
(d) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries have expressly or by operation of Law, assumed or undertaken any Liability, including without limitation any material obligation for corrective or remedial action, of any other Person related to any Hazardous Materials or Environmental Laws.
(e) The Company and the Company Subsidiaries have made available to the Buyer copies of all environmental assessments, audits, studies, and other environmental reports in their possession or reasonably available to them relating to the Company and the Company Subsidiaries or any of their current properties or operations.
2.17 Corporate Books and Records
The Company and the Company Subsidiaries have delivered or otherwise made available to Buyer accurate and complete copies of their respective (a) Governing Documents, (b) minute books, and (c) stock transfer records. Such books and records reflect all meetings of the shareholders or the Company and the Company Subsidiaries, their respective boards of directors and any board committees, and the minutes contained therein accurately reflect the events of and actions taken at such meetings in all material respects. Such stock transfer records accurately reflect all issuances, transfers and cancellations of shares of capital stock of the Company and the Company Subsidiaries.
2.18 Compliance With Laws; Permits
Except as set forth on Section 2.18 of the Disclosure Schedules, (a) the Company is currently in material compliance with all applicable Laws, (b) the Company and the Company Subsidiaries are in possession of all material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or the Company Subsidiaries by any Governmental Authority as of the date hereof (the “Permits”) required under applicable Law for the current operation of the business of the Company and the Company Subsidiaries, including material construction permits, highway crossing licenses and permits and other similar licenses and permits, and right-of-way licenses to own, operate and use its Network, and are in material compliance with the requirements and limitations included in such Permits, and (c) no petition, action, investigation, notice of violation complaint or Proceeding seeking to revoke, reconsider the grant of, cancel, suspend or modify any of the material Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Authority.

2.19 Litigation
Except as set forth on Section 2.19 of the Disclosure Schedules and except for any Claims in the ordinary course, there are no Claims, subpoenas or, to the Knowledge of the Company, investigations or audits pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or any arbitrator of any nature, brought by or against the Company or the Company Subsidiaries involving or relating to the business of the Company and the Company Subsidiaries or properties of the Company and the Company Subsidiaries or the transactions contemplated hereby.
2.20 Insurance
Section 2.20 of the Disclosure Schedules sets forth an accurate and complete list of all policies of insurance held by, or the premiums on which are paid (in whole or in part) by, the Company or the Company Subsidiaries, which insurance is sufficient for material compliance with all requirements of Law currently applicable to the Company and with all Material Contracts to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier.
2.21 Brokers or Finders
Except as set forth on Section 2.21 of the Disclosure Schedules, none of Sellers, the Company or the Company Subsidiaries have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.22 The Business
Except as set forth on Section 2.22 of the Disclosure Schedules, the Companies and the Company Subsidiaries own the assets and hold the legal rights necessary to carry on the business of the Company and the Company Subsidiaries as presently conducted in all material respects.
2.23 Transactions With Certain Persons
No officer or director of the Company or the Company Subsidiaries or any Affiliate of any such Person, nor any member of such Person’s immediate family, is party to any Contract, agreement, transaction or other arrangement with the Company or the Company Subsidiaries (a) providing for the furnishing of services (except in such Person’s capacity as an officer, director or employee), (b) providing for the purchase or rental of real or personal property to or from any such Person, (c) providing for a loan or advance of funds to or from any such Person (except for normal advances to employees consistent with past practice) or (d) otherwise requiring payments (other than for services as an officer, director or employee) to or from such Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to the disclosures set forth in the Disclosure Schedules delivered to Sellers concurrently with the parties’ execution of this Agreement (the “Buyer Disclosure Schedules”) (each of which disclosures shall indicate the section and, if applicable, the subsection of this Article III to which it relates (provided that any disclosure made under the heading of one section or subsection of the Disclosure Schedules may apply to and/or qualify disclosures made in one or more other sections or subsections to the extent that it is reasonably apparent that such disclosures apply to or qualify other disclosures, notwithstanding the omission of an appropriate cross reference to such other section)), in order to induce Sellers to enter into and perform this Agreement, Buyer represents and warrants to Sellers as follows:
3.1 Organization and Good Standing
Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. Buyer is duly qualified to do business and is in good standing, as applicable, in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a Buyer Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement.
3.2 Authority and Enforceability
Buyer has all requisite power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All necessary action on the part of Buyer and its directors, managers, officers and equity holders for the authorization, execution, delivery and performance by Buyer of this Agreement and the other applicable Transaction Documents to which Buyer is, or will be, a party has been taken. This Agreement has been, and each of the other Transaction Documents to which Buyer is a party at the Closing will have been, duly executed and delivered by Buyer, and this Agreement is, and each of the other Transaction Documents to which Buyer is, or will be, a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal valid and binding obligation of Buyer and enforceable against Buyer in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

3.3 No Approvals; No Conflicts
Except as set forth on Section 3.3 of the Buyer Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the consummation by Buyer of the transactions contemplated hereby and thereby, and the performance by Buyer of its obligations hereunder and thereunder, do not and will not (a) conflict with or result in a Breach of or constitute a default under any provision of the Governing Documents of Buyer, (b) assuming satisfaction of any requirements imposed by the HSR Act, constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to Buyer, (c) require any consent, approval or authorization of, or declaration, filing or registration with, (i) the FCC, State PUC, or the Federal Trade Commission under the HSR Act, or (ii) any other Person except, with regard solely to this clause (c)(ii), for such consents and filings that, if not obtained or made, would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or (d) violate, Breach, conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any properties or assets of Buyer, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract or agreement to which Buyer is a party or by which any material properties or assets of Buyer are bound except in the case of this clause (d), for any such violation, conflict, default, right or Encumbrance that would not, individually or in the aggregate, have a Buyer Material Adverse Effect or preclude the Buyer from consummating the transactions contemplated hereby.
3.4 No Proceedings
No Proceeding is pending or, to Buyer’s knowledge, threatened against, relating to or affecting Buyer, that questions the validity of, or challenges or seeks to enjoin or delay, this Agreement or any of the Transaction Documents to which Buyer is a party or any action taken or to be taken by Buyer hereunder or thereunder, and Buyer is not subject to any order, writ, judgment injunction, decree, determination or award that prohibits or restricts any action taken or to be taken by it pursuant to this Agreement or any Transaction Document or that would materially adversely affect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
3.5 Funds
Buyer will have at the Closing sufficient immediately available unrestricted funds to pay when due the Purchase Price and to otherwise satisfy its financial obligations hereunder on and after the Closing Date.
3.6 Brokers’ Fees
Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent in connection with the transactions contemplated by this Agreement.
3.7 Securities
Buyer hereby acknowledges that the Shares are not registered under the Securities Act or registered or qualified for sale under any applicable securities Law of the United States or any other country or any state or province of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Buyer is acquiring the Shares for its own account as principal, for investment purposes and has no present intention to dispose of the Shares, in whole or in part, or of any interest in the Shares to any other Person whether by public distribution or otherwise. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Shares and has the ability to bear the economic risks of such investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

3.8 Independent Investigation
Buyer has (a) conducted an independent investigation, review and analysis of the business and the financial condition, results of operations, assets, Liabilities, properties and prospects of the Company, (b) formed an independent judgment concerning the Company and its businesses and operations, and (c) been furnished with or given full access to such information about the Company and its business and operations as requested. In connection with its investigation and review, Buyer has received from the Company or its Representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Buyer acknowledges and agrees that (x) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (y) Buyer is familiar with such uncertainties, and (z) Buyer has taken full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express covenants, representations and warranties of Sellers and the Company expressly set forth in this Agreement (including the related sections of the Disclosure Schedules) and the Transaction Documents.
ARTICLE IV
COVENANTS
4.1 Conduct of the Business by the Company Prior to Closing
From the date hereof until the Closing, except as set forth in Section 4.1 of the Disclosure Schedules, as otherwise provided in this Agreement, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to clauses (a), (b), (c), (d), (g), (h), (j), (o), (r) and, to the extent related to the foregoing clauses, (s), where the Buyer may withhold, condition, or delay its consent in its sole discretion) or as may be required by Law, Sellers shall, and shall cause the Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries in the ordinary course of business, use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Company Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and the Company Subsidiaries, and, without limiting the foregoing, not take any of the following actions:
(a) amend, supplement or otherwise restate any Governing Document of the Company or any of the Company Subsidiaries;
(b) issue, sell, pledge, purchase, or dispose of any equity securities, debt securities or any securities exercisable or exchangeable for or convertible into equity securities of the Company or the Company Subsidiaries, or any options, warrants or rights of any kind to acquire any shares with respect to the Company or the Company Subsidiaries;

(c) except as required by GAAP, make any change with respect to accounting methods or practices or internal accounting control;
(d) declare, set aside, make or pay any dividend or other distribution, payable in cash or other securities, property or otherwise, with respect to any capital stock of the Company or the Company Subsidiaries, or effect or approve any split, combination or reclassification of the capital stock of the Company or any of the Company Subsidiaries;
(e) make any material increase in the compensation of any employee of the Company or the Company Subsidiaries or make any material change in personnel policies, employee benefits or other compensation arrangements affecting the employees of the Company or the Company Subsidiaries, other than in the ordinary course of business in accordance with past practice or pursuant to the terms of any existing Contract or Employee Benefit Plan;
(f) other than in the ordinary course of business, take any action to institute any new severance or termination pay practices with respect to any of the directors, officers or employees of the Company or the Company Subsidiaries or to increase the benefits payable under their severance or termination pay practices, except to the extent that any such new or increased severance or termination pay is payable prior to or concurrently with the Closing;
(g) incur any Indebtedness or guarantee any such Indebtedness or pledge, mortgage, or subject to any Encumbrance any of their assets, other than Permitted Liens;
(h) sell, lease, transfer, convey, dispose of, any assets other than in the ordinary course of business;
(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
(j) authorize any single capital expenditure to be made after the Closing that is in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $2,000,000 in any calendar month or fail to continue to make capital expenditures prior to the Closing in the ordinary course of business, including in accordance with the Company’s 2011 budget of approximately $19 million;
(k) enter into, amend, terminate, Breach, or waive any material right under, any Material Contract, other than any such entry, amendment, termination, Breach, or waiver that is in the ordinary course of business and the effect of which is not materially adverse to the Company or the Company Subsidiaries;
(l) transfer, assign or grant any license or sublicense of any material rights under or with respect to any Company Intellectual Property, other than in the ordinary course of business, or permit to lapse, or instruct or consent to a future lapse, of Company Intellectual Property rights;

(m) experience any damage, destruction or loss, whether or not covered by insurance, to any material property of the Company or any of the Company Subsidiaries;
(n) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to any Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; provided that, notwithstanding the foregoing, this Section 4.1(n) shall not preclude the Company and the Company Subsidiaries from taking any action with respect to ad valorem or similar property Taxes to the extent such action is taken in the ordinary course of business;
(o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Reorganization) of the Company or the Company Subsidiaries, or otherwise alter the corporate structure of the Company or the Company Subsidiaries (other than in connection with the Reorganization);
(p) cancel, compromise, waive or release any right or Claim other than in the ordinary course of business;
(q) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to the capital structure of the Company or the Company Subsidiaries (other than pursuant to the Reorganization)
(r) enter into any customer order or agreement (or modify any existing customer order or agreement) in which the customer pre-pays (i) for the Company or any Company Subsidiary to sell, lease, license, or otherwise transfer conduit or dark or lit fiber to any Person, (ii) for network services or capacity, including the sale of any IRU or lease to purchase or similar Contract; or
(s) agree or otherwise commit to take any of the actions described in the foregoing Section 4.1(a) through (r).
4.2 Access to Information
(a) From the date hereof until the Closing, Sellers shall, and shall cause the Company and the Company Subsidiaries to, upon reasonable advance notice from Buyer to Sellers, (i) afford Buyer and its Representatives reasonable access during normal business hours to properties, books, Contracts, records and personnel of or with respect to the Company, and (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information regarding the operations of the Company and the Company Subsidiaries, as Buyer may from time to time reasonably request and as is necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither the Company nor Sellers shall be required to disclose any information to Buyer if such disclosure would, in the reasonable judgment of Sellers (A) cause significant competitive harm to Sellers, the Company or its business if the transactions contemplated by this Agreement are not consummated, (B) violate applicable Law or the provisions of any agreement to which Sellers or the Company is a party, or (C) jeopardize any attorney-client or other legal privilege.

(b) Notwithstanding anything herein to the contrary, from the date hereof until the Closing, Buyer shall, and shall cause its Representatives to, obtain the written consent of Parent prior to contacting, communicating with or visiting any customer, vendor or employee (other than senior management) of Sellers or the Company. Buyer agrees it will use commercially reasonable efforts to minimize any disruption or interference with, and to avoid causing any damage to any of Sellers’ or the Company’s, customers, vendors, employees or other Persons having business relations with the Company or any Seller.
4.3 Commercially Reasonable Efforts; Cooperation
(a) On the terms and subject to the conditions of this Agreement, from the date hereof until the Closing, each of Buyer and Sellers shall, and Sellers shall cause the Company and the Company Subsidiaries to, use its commercially reasonable efforts to take all actions required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents (including all actions necessary to effect the Reorganization and the satisfaction, but not waiver, of the conditions set forth in Article V of this Agreement).
(b) From the date hereof until the Closing, each of Buyer and Sellers will, and Sellers shall cause the Company and the Company Subsidiaries to, cooperate and coordinate with each other (i) in connection with the making of any filings, giving of any notices and obtaining of any approvals or consents which are required to be made, given or obtained in connection with consummation of the transactions contemplated by this Agreement, (ii) in executing and delivering any documentation necessary to effect such filings, notices, approvals or consents, and (iii) in pursuing any further actions necessary or desirable to carry out the purposes of this Agreement or any other Transaction Document.
4.4 Governmental Approvals and Consents
(a) From the date hereof until the Closing, each of Buyer and Sellers shall, and Sellers shall cause the Company to, promptly use its commercially reasonable efforts, unless prohibited by Law, to (i) obtain, or cause to be obtained, all consents, authorizations, permits, waivers, clearances, orders, certificates and approvals from all Governmental Authorities required to be obtained in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, (ii) make all necessary registrations, notifications and filings, and thereafter make any other required submissions, with respect to this Agreement under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law, and (iii) furnish all information required for any application or other filing or submission to be made or notice to be given pursuant to any applicable Law in connection with the transactions contemplated by this Agreement (such information and documents referred to in subsections (i), (ii) and (iii) of this Section 4.4(a) referred to as the “Governmental Submissions”).

(b) Buyer and Sellers shall, and Sellers shall cause Company to, unless prohibited by Law, (i) cooperate with each other in connection with the Governmental Submissions, (ii) provide drafts of such Governmental Submissions to the other party, allowing reasonably adequate time for comment by the other party and agree promptly, to the extent the same are accurate and reasonable, to the contents of the Governmental Submissions, (iii) keep the other parties hereto informed in all material respects of any material communication received from or given by such party to any Governmental Authority relating to the transactions contemplated by this Agreement and permit such other party to review such communication, (iv) consult with the other parties hereto in advance of any meeting or conference with any Governmental Authority relating to the transactions contemplated by this Agreement and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Authority), and (v) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Buyer and Sellers shall, and Sellers shall cause Company to, use reasonable best efforts to submit any required filings under the HSR Act with respect to the transactions contemplated by this Agreement within seven (7) business days following the date hereof. Any filing fees required in connection with any filings of any party under the HSR Act with respect to the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Neither Buyer nor Sellers shall consent to any voluntary delay of the Closing at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, neither Sellers nor Buyer shall be obligated to take any action pursuant to this Section 4.4 if in the opinion of its board of directors, after consultation with its counsel, such actions would violate applicable Law.
(c) From the date hereof until the Closing, Sellers and Buyer shall, and Sellers shall cause the Company and the Company Subsidiaries to, use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties set forth in Section 4.4(c) of the Disclosure Schedules; provided, however, that Buyer, Sellers, Company and Company Subsidiaries shall not be obligated to pay any consideration not otherwise due therefor to any third party from whom consent or approval is requested.
4.5 Tax Matters
(a) Parent shall prepare, or cause to be prepared, all federal and applicable state and local income Tax Returns of the Company and the Company Subsidiaries required to be filed after the Closing Date for Pre-Closing Tax Periods other than Straddle Periods. Sellers shall pay any Taxes due with respect to such Tax Returns (to the extent such Taxes (i) become due and payable no later than eighteen (18) months following the Closing Date or (ii) are shown as due on a Tax Return prepared by Parent and provided to Buyer to be filed in accordance with this Subsection 4.5(a)), except to the extent reflected as a Liability in Final NWC. Such Tax Returns shall be prepared in a manner consistent with past custom and practice of the Company and the Company Subsidiaries, except as otherwise may be required by applicable Law. Parent shall provide each such Tax Return to Buyer for review and approval (which shall not be unreasonably withheld) at least thirty (30) days prior to the earlier of (i) the due date for filing such Tax Return (including any applicable extensions) and (ii) eighteen (18) months following the Closing Date. After such review and approval, Buyer shall file, or cause to be filed, all such Tax Returns. Notwithstanding anything in this Section 4.5 to the contrary, any Tax deductions attributable to payments of compensation or other transaction costs incurred by the Company, the Company Subsidiaries or Sellers in connection with the transactions contemplated by this Agreement shall be for the benefit of Sellers and, to the maximum extent permitted by law, shall be treated as allocable to the taxable period (or portion thereof) ending on the Closing Date.

(b) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (other than Tax Returns described in Section 4.5(a)) of the Company and the Company Subsidiaries required to be filed after the Closing Date (taking into account any applicable extensions) and which relate to Pre-Closing Tax Periods and Straddle Periods. Sellers shall pay any Taxes due with respect to such Tax Returns (to the extent such Taxes (i) become due and payable no later than eighteen (18) months following the Closing Date or are shown as due on a Tax Return that is filed no later than eighteen (18) months following the Closing Date and (ii) relate to Pre-Closing Tax Periods, as determined in accordance with Section 4.5(e)), except to the extent reflected as a Liability in Final NWC. Such Tax Returns shall be prepared in a manner consistent with past custom and practice of the Company and the Company Subsidiaries, except as otherwise may be required by applicable Law. To the extent requested by Parent, Buyer shall provide each such Tax Return to Parent for review and approval (which shall not be unreasonably withheld) at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions).
(c) Buyer and Sellers shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative Proceedings relating to Liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or an explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Buyer and Sellers shall provide each other with any records or information that may be relevant to such preparation, audit, examination, Proceeding or determination, and execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.5(c). Buyer and Sellers further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) provided that such actions do not require any payment by or impose any additional Tax burden on the other party. Buyer shall control the conduct of any audit or administrative or judicial Proceeding involving any Taxes of the Company and the Company Subsidiaries (or for which the Company or the Company Subsidiaries may be liable) for any Pre-Closing Tax Period or Straddle Period, and Buyer shall promptly notify Sellers of such audit or Proceeding and shall use its reasonable best efforts to defend any such audit or Proceeding. Sellers shall have the right to participate in any such audit or Proceeding at their expense and, with the written consent of Buyer, and at their expense, may assume control of the conduct of such audit or proceeding, but may not settle or compromise any such audit or proceeding (or any material issue in connection therewith) without the prior written consent of Buyer (which shall not be unreasonably withheld). Buyer shall not settle or compromise any such audit or proceeding (or any material issue in connection therewith) without the prior written consent of Parent (which shall not be unreasonably withheld).
(d) After the Closing Date, Buyer, to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Tax Returns of the Company and the Company Subsidiaries for all Tax periods; provided, however, that any such amendment, modification or change with respect to a Pre-Closing Tax Period which may result in an indemnifiable Claim against Sellers under Article VII or may be included in the calculation of the Deductible under Section 7.4(a) of this Agreement shall not be made without the prior written consent of Parent (which consent shall not be unreasonably withheld or conditioned).

(e) For purposes of this Agreement, including the determination of any Taxes to be taken into account in determining Working Capital, the amount of any Taxes (other than property or similar ad valorem Taxes) for a Straddle Period that relate to the portion of such Straddle Period which is a Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of any property or similar ad valorem Taxes which relate to the portion of such Straddle Period which is a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.
(f) The amount of any refunds of Taxes of the Company and the Company Subsidiaries for any Pre-Closing Tax Period, to the extent (i) such Taxes were paid on or prior to the Closing Date, or accrued and reflected as a Liability in Final NWC and (ii) such refunds were collected by the Company or a Company Subsidiary prior to eighteen (18) months after the Closing Date, shall be for the account of Sellers, provided, however, that any refunds of Taxes reflected as an asset in Final NWC or arising as a result of Buyer carrying back losses generated after the Closing to Pre-Closing Tax Periods shall be for the account of Buyer, and provided further that Buyer shall, and cause the Company and the Company Subsidiaries to, use reasonable efforts to promptly collect any refund to which the Company or a Company Subsidiary becomes entitled. Buyer shall forward or cause to be forwarded to Parent the amount of any refund to which Sellers are entitled within thirty (30) days after such refund is actually received. Parent shall have the right to review and approve (not to be unreasonably withheld) the calculation of any such refund.
(g) All transfer, documentary, sales, use, stamp, registration and other similar transfer Taxes, including any Washington real estate excise Taxes or similar Taxes imposed by any other jurisdiction, incurred in connection with the consummation of the transfer of the Shares shall be borne by Buyer. The party required by applicable law shall file all necessary Tax Returns and other documentation with respect to such Taxes and, if required by applicable law, the other party or parties shall join in the execution of such Tax Returns and other documentation.
(h) Notwithstanding any provision of this Agreement to the contrary, in the event an election under Section 338 of the Code is made with respect to the purchase of the Shares pursuant to this Agreement, the Sellers shall not be obligated to pay, or indemnify any Person for, any Taxes arising out of or relating to such election, except to the extent such Taxes relate to a Breach of a representation that would have occurred in the absence of any such election.

(i) The Closing Cash Payment shall be reduced by an amount equal to aggregate amount of the U.S. federal, state, local and foreign income Tax withholding and employment Taxes (whether imposed on the employer or the employee under applicable Law) payable with respect to (i) the vesting of Parent restricted stock in connection with the transactions contemplated by this Agreement, including any such Taxes arising under an agreement by the Company or any Seller to pay such Taxes on behalf of the holder of such restricted stock, and (ii) the exercise of compensatory stock options to purchase Parent stock in connection with the transactions contemplated by this Agreement, in each case, to the extent such amounts have not been remitted to the applicable Governmental Authority as of the Closing. In the event that any Seller or the Company collects any of such Taxes from an employee, such collected amount shall be retained by such Seller, or distributed by the Company to Sellers, as the case may be, on or prior to the Closing Date. Buyer shall timely remit, or cause the Company to timely remit, the Taxes described in this Section 4.5(i) to the applicable Governmental Authorities. The Taxes described in this Section 4.5(i) shall not be included in the determination of Net Working Capital. Notwithstanding any provision of this Agreement to the contrary, including Section 2.9 and this Section 4.5, Sellers shall not be obligated to pay, or indemnify any Person for, any Taxes described in this Section 4.5(i).
4.6 Employee Benefits
(a) As of the Closing Date, and for a period of at least twelve (12) months thereafter, Buyer shall provide, or shall cause its Subsidiaries and Affiliates to provide employees of the Company and the Company Subsidiaries who remain employed by the Company or any of the Company Subsidiaries (or who are employed by Buyer or any of its other Subsidiaries or Affiliates) immediately after the Closing (“Continuing Employees”) with base salary, bonus potential and employee benefits as described in Section 4.6(a) of the Disclosure Schedules. Buyer and its Subsidiaries and Affiliates shall treat, and shall cause each benefit plan, program, practice, policy and arrangement sponsored, maintained or contributed to by Buyer or any of its Subsidiaries or Affiliates after the Closing and in which any Continuing Employee (or the spouse or any dependent of any Continuing Employee) participates or becomes eligible to participate (each, a “Buyer Benefit Plan”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries and Affiliates (and predecessor employers to the extent the Company or any of its Subsidiaries or Affiliates, or the analogous Employee Benefit Plan provides past service credit) prior to the Closing as service with Buyer and its Subsidiaries and Affiliates. Buyer and its Subsidiaries and Affiliates shall cause each Buyer Benefit Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, (a) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations, at-work requirements and other exclusions and limitations with respect to the Continuing Employees and their spouses and dependents to the extent waived, satisfied, not applicable or not included under the analogous Employee Benefit Plan, and (b) to recognize for each Continuing Employee and his or her spouse and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse and dependents under the analogous Employee Benefit Plan during the plan year of such Employee Benefit Plan in which occurs the later of the Closing Date and the date on which the Continuing Employee begins participating in such Buyer Benefit Plan.

(b) After Closing, Buyer shall pay (or cause the Company to pay) to employees any and all accrued bonuses that are included in the determination of the Final NWC, which, for the avoidance of doubt, shall include all bonus amounts payable under the annual bonus program of the Company and the Key Performance Indicator long term incentive plan, within ten (10) calendar days following the Closing.
(c) After Closing, and except as otherwise provided in Section 4.6(b) of this Agreement, Sellers shall perform their obligations under the 2002 Long Term Incentive and Share Award Plan and 2010 Long Term Incentive and Share Award Plan with respect to share-based awards.
4.7 Insurance
From the date hereof until the Closing, Sellers shall cause Company to maintain in full force and effect all insurance coverage for Company’s properties and assets substantially comparable to coverage existing on the date hereof.
4.8 Names and Logos
At the Closing, Buyer and Sellers shall enter into a license agreement in a form mutually agreed upon by Buyer and Sellers, pursuant to which Buyer, the Company and the Company Subsidiaries shall grant to Sellers and their Affiliates a nonexclusive, royalty-free, fully paid, worldwide, limited right and license to use the Acquired Names for a transitional period, provided that upon expiration of such period, Sellers will promptly remove any Acquired Names from its assets and properties, and will file all such documents reasonably required to change the names of any Sellers or any Subsidiary of Sellers to the extent such names include any of the Acquired Names.
4.9 Discharge of Affiliate Obligations
The Sellers will cause all Contracts by and between Sellers or any Affiliates of Sellers (other than the Company and the Company Subsidiaries), on the one hand, and the Company and the Company Subsidiaries, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Company, the Company Subsidiaries or Buyer.
4.10 No Financing Contingency
Buyer acknowledges and agrees that its obligations under this Agreement, including but not limited to its obligation to pay the Purchase Price, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of Buyer or any other Person to obtain financing in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
4.11 Directors and Officers
The Company and Company Subsidiaries shall deliver to Buyer the written resignation of each of their respective directors or managers, as applicable, and statutory officers to be effective as of the Closing Date (the “Resignations”).

4.12 Notification of Certain Matters
From the date hereof to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Article VI of this Agreement, each party to this Agreement shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or incorrect in any material respect, and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
4.13 Confidentiality
The parties hereto acknowledge that Buyer, Parent and all of Parent’s wholly-owned Subsidiaries have previously entered into a Confidentiality and Non-Disclosure Agreement dated June 14, 2011 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
4.14 Further Assurances
After the Closing Date, Sellers and Buyer shall execute and deliver such further documents, and perform such further acts, as may be necessary to consummate the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents, including, upon reasonable request by Buyer, any actions to transfer, to the extent such Sellers are able, any assets or agreements held by Sellers that are necessary for the conduct of the business of the Company and Company Subsidiaries as presently conducted (including, upon reasonable request of Buyer, any of the assets set forth on Section 2.22 of the Disclosure Schedules).
4.15 Post-Closing Cooperation and Access
(a) After the Closing Date, Buyers shall, and shall cause the Company and the Company Subsidiaries to, upon reasonable advance notice from Sellers to Buyer, (i) afford Sellers and its Representatives reasonable access to, and provide copies of, any books, records, Contracts, financial and operating data and information or other materials relating to Parent, other Sellers, or past or present Subsidiaries of Parent (other than the Company and the Company Subsidiaries) that are maintained by the Company or the Company Subsidiaries, and (ii) afford Sellers and its Representatives reasonable access to employees and personnel of the Company and the Company Subsidiaries on a mutually convenient basis.

(b) Buyer acknowledges that (i) Parent is party to and has ongoing information disclosure obligations under that certain Asset Purchase Agreement dated May 25, 2004 among Parent, certain subsidiaries of Parent, and Bell Canada, as amended (including without limitation under the Amending Agreement No. 15 dated November 18, 2010) (the “Canadian Bell Canada Agreement”); (ii) Parent and the Company are parties to and have ongoing information disclosure obligations under that certain US Purchase Agreement dated as of August 11, 2004, among Parent, the Company, certain other subsidiaries of Parent and BCE Nexxia Corporation as purchaser and assignee of Bell Canada, as amended, and that Parent has guaranteed the observance and performance of the Company’s obligations under such agreement (the “US Bell Canada Agreement”); and (iii) Parent and Holdco are parties to and have ongoing information disclosure obligations under that certain Arrangement Agreement dated as of December 23, 2009, among Trilogy Energy Trust, 360networks (CDN Fiber) ULC (now Trilogy Energy Corp.), Parent and Holdco (the “Trilogy Agreement” and, collectively with the Canadian Bell Canada Agreement and the US Bell Canada Agreement, the “Third Party Information Agreements”). Buyer agrees that, to the extent necessary to ensure that Parent, Holdco and the Company comply with their respective information disclosure obligations under the Third Party Information Agreements, Buyer will cause the Company and the Company Subsidiaries to afford Sellers, Bell Canada, Trilogy Energy Trust, Trilogy Energy Corp., BCE Nexxia Corporation, GT Group Telecom (USA) LLC and their respective representatives, reasonable access to, and provide copies of, any books, records, Contracts, financial and operating data and information or other materials relating to the Company and the Company Subsidiaries to the extent that such Persons are entitled to the same under the Third Party Information Agreements, and will allow reasonable access to the employees, representatives and agents of the Company and the Company Subsidiaries to the extent that such Persons are entitled to the such access under the Third Party Information Agreements.
(c) In relation to the books, records, Contracts, financial and operating data and information or other materials referenced in Section 4.15(a) (the “Section 4.15(a) Records”) for a period of five (5) years from the Closing Date (the “Section 4.15(a) Period”), and in relation to the books, records, Contracts, financial and operating data and information or other materials referenced in Section 4.15(b) (the “Section 4.15(b) Records”) for so long as the information disclosure obligations in the Third Party Information Agreements survive (the “Section 4.15(b) Period”), Buyer agrees to, and shall cause the Company and the Company Subsidiaries to, hold (and not to destroy or dispose) the Section 4.15(a) Records and the Section 4.15(b) Records held by the Company and the Company Subsidiaries.
4.16 FIRPTA Withholding
The parties to this Agreement acknowledge and agree that Section 1445 of the Code will apply to the transfer of Shares pursuant to this Agreement and to certain transactions in connection with the Reorganization. On or prior to the Closing Date, each Seller shall have the right to apply to the IRS for a withholding certificate as described in Treasury Regulations Section 1.1445-1(c)(2)(i)(B) (each a “FIRPTA Certificate”). Sellers shall provide copies of all applications for FIRPTA Certificates to Buyer at least three business days before filing for Buyer’s review and comment. In the event any Seller applies for a FIRPTA Certificate, such Seller shall provide notice to Buyer and such other person or persons as may be required in accordance with Treasury Regulations Section 1.1445-1(c)(2)(i)(B). As more fully described in the Escrow Agreement, in the event the IRS grants such Seller’s FIRPTA Certificate, any FIRPTA Withholding obligations with respect to such Seller arising in connection with the transactions contemplated by this Agreement shall be determined in accordance with such FIRPTA Certificate. The Company and the Company Subsidiaries shall provide Sellers with such assistance as may reasonably be requested by Sellers in connection with (a) the determination of Sellers’ FIRPTA Withholding obligations (including any such obligations arising in connection with the Reorganization), if any, (b) compliance with Section 1445 of the Code and the regulations issued thereunder, and (c) the preparation and submission of any documents or materials related to Sellers’ FIRPTA Withholding obligations, including any request for a withholding certificate or a refund. Such assistance shall include making employees available to provide additional information or an explanation of material provided hereunder, providing copies of relevant Tax Returns and supporting material, providing Sellers with any records or information that may be relevant to the FIRPTA Withholding or the FIRPTA Certificate, and delivering such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.16. Sellers shall have the right to participate in any disputes, claims or proceedings related to Sellers’ FIRPTA Withholding or any FIRPTA Certificate.

4.17 Mutual Release
Prior to the Closing, Sellers and their Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company and the Company Subsidiaries, on the other hand, shall enter into a mutual release (the “Release”) pursuant to which Sellers and their Affiliates (other than the Company and the Company Subsidiaries) will release and discharge the Company and the Company Subsidiaries from, and pursuant to which the Company and the Company Subsidiaries will release and discharge Sellers and their Affiliates (other than the Company and the Company Subsidiaries) from, any and all Liabilities, losses, Claims, demands, obligations, rights, actions, causes of action, Proceedings or suits of any kind or nature, in law or in equity, whether known or unknown, which they may have had, have, or thereafter may have, relating to any matter or thing up until the date of such release (collectively, “Released Claims”), provided that in no event shall the Released Claims include (i) any release with respect to any of the other parties’ obligations under or in connection with this Agreement or any Transaction Document, or (ii) any Liability, loss, Claim, demand, right, action, cause of action, Proceeding or suit that such party may have had, have or thereafter may have in connection with this Agreement or any Transaction Document.
4.18 Exclusivity; Acquisition Proposals
(a) The Sellers agree that between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, the Sellers shall not, and shall take all action necessary to ensure that the Company shall not, nor shall any of the Sellers’ or the Company’s Affiliates or Representatives:
(i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or any Company Subsidiary or any of their assets, other than inventory to be sold in the ordinary course of business, (B) to enter into any merger, consolidation or other business combination relating to the Company or any Company Subsidiary or (C) other than the Reorganization, to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any Company Subsidiary (such proposals or offers, an “Acquisition Proposal”); or
(ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing; provided, however, that the Sellers, Company and Company Subsidiaries shall be entitled to furnish to the shareholders of Parent the fact that an Acquisition Proposal was received and the terms of such Acquisition Proposal. The Sellers immediately shall, and shall cause the Company to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons (other than the shareholders of Sellers, Company and the Company Subsidiaries, as applicable) conducted heretofore with respect to any of the foregoing.

(iii) The Sellers shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers shall not, and shall cause the Company not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Sellers or the Company is a party, without the prior written consent of the Buyer.
(b) Except as set forth in Section 4.18(d), the boards of directors of Sellers and the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such board of directors of this Agreement or the approval of this Agreement by the stockholders of Parent at the Parent Stockholder Meeting (a “Change of Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause or permit Sellers or the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) related to any Acquisition Proposal other than an acceptable confidentiality agreement entered into pursuant to Section 4.18(b).
(c) Notwithstanding anything to the contrary set forth in this Section 4.18, prior to approval of this Agreement by the Parent’s stockholders at the Parent Stockholder Meeting, the boards of directors of Sellers and the Company may, if such boards of directors determine in good faith that such Acquisition Proposal is a Superior Proposal and, after consultation with its legal counsel, determine that their failure to take such actions would be inconsistent with their fiduciary duties to their stockholders under applicable Law, (i) approve or recommend such Superior Proposal and, in connection with the approval or recommendation of such Superior Proposal, make a Change of Recommendation, and/or (ii) cause the Sellers to terminate this Agreement; provided, that:
(i) Sellers shall have provided prior written notice to Buyer at least three business days in advance of its intention to effect a Change of Recommendation, which notice shall specify, as applicable, (A) the identity of the party making a Superior Proposal and the material terms thereof and include copies of all relevant documents relating to such Superior Proposal (including copies of the then-current form of any acquisition agreement, merger agreement or similar agreement with respect to such Superior Proposal that Sellers have received from the Person that made such Superior Proposal, together with copies of any commitment letters or similar material documents received by the Company with respect to any financing for such Superior Proposal) (it being understood that any fee letters provided pursuant to this sentence may be redacted to omit confidential information and any other numerical amounts provided therein);

(ii) after providing such notice and prior to effecting such Change of Recommendation, Sellers shall, and shall cause their Representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would enable the boards of directors of Sellers and the Company to determine not to effect such Change of Recommendation;
(iii) the boards of directors of Sellers and the Company shall have (A) considered in good faith any changes to the terms and conditions of this Agreement offered in writing by Buyer in a manner that would form a binding contract if accepted by the Company and (B) determined that (x) such Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect or (y) such changes would not affect the determination of the boards of directors of Sellers and the Company to effect a Change of Recommendation, as applicable; and
(iv) in the event of any material revisions to such Superior Proposal or material changes related to such Acquisition Proposal, Sellers shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 4.18(d) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two business days before the Change of Recommendation (rather than the three business days otherwise contemplated by this Section 4.18(d)).
4.19 Financing
(a) As of the date of this Agreement, Buyer has, and has delivered to Sellers a true and complete copy of, the Debt Commitment Letter from the Debt Financing Sources committing such lender(s) to provide, in whole or part, a financing for Buyer in an amount sufficient to permit Buyer to, together with Buyer’s cash balances, make all payments required to be made to Sellers in connection with the Closing under this Agreement.
(b) Buyer shall use its reasonable best efforts to complete the Debt Financing and satisfy its obligations under the Debt Commitment Letter in accordance with and by the date specified in the terms and conditions of the Debt Commitment Letter. Buyer shall keep Sellers reasonably informed of all material developments, positive and negative, concerning the status of the Debt Financing described in the Debt Commitment Letter, and shall, upon request by Sellers, provide to Sellers a copy of the proposed and final credit agreements or other documents related to the Debt Financing. Without limiting the foregoing, Buyer agrees to notify Sellers promptly, and in any event within two (2) business days, if at any time prior to the Closing (i) the Debt Commitment Letter shall have expired or be terminated for any reason, (ii) any Debt Financing Source notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth therein, or (iii) Buyer no longer believes in good faith that it will be able to obtain the amount of the Purchase Price. Buyer shall not amend or alter, or agree to amend or alter, the Debt Commitment Letter in any manner that could reasonably be expected to impair, delay or prevent the transactions contemplated by this Agreement, without the prior written consent of Parent. If the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Buyer’s ability to consummate the transactions contemplated by this Agreement for any reason, Buyer shall use its reasonable best efforts to obtain alternative financing as promptly as practical in any amount that, together with existing cash resources, will equal the Purchase Price. If obtained, Buyer will provide Sellers with a copy of the new financing commitment letters.

(c) Sellers shall provide, and shall use their respective reasonable best efforts to cause the respective officers, employees and advisors (including legal and accounting advisors) of Sellers, the Company and the Company Subsidiaries to provide, to Buyer all cooperation reasonably requested by Buyer in connection with (i) the Debt Financing and the other transactions contemplated hereby and thereby, and (ii) Buyer’s satisfaction of the conditions in the Debt Commitment Letter, including (A) participation in meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies, including direct contact between senior management and representatives and advisors of the Company and the Company Subsidiaries and the Debt Financing Sources and potential lenders and investors in the Debt Financing, (B) assisting with the preparation of materials for rating agencies and rating agency presentations, lender and investor presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (C) preparing and furnishing Buyer and the Debt Financing Sources on or prior to November 15, 2011 (or such later date as mutually agreed upon by Buyer and Sellers) with all Required Financial Information and assisting, and using reasonable best efforts to cause accounting advisors of Sellers to assist, in the preparation of pro forma financial statements to be included in the Offering Documents, (D) preparing and furnishing to Buyer and the Debt Financing Sources as promptly as practicable all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Buyer to assist in preparation of the Offering Documents, (E) obtaining accountants’ comfort letters and consents, as reasonably requested by Buyer and (F) using reasonable best efforts to obtain such consents, approvals, authorizations, certificates and instruments from, and to make all necessary registrations, notifications and filings with, any Person or Governmental Authority, including without limitation State PUCs, which may be reasonably requested by Buyer in connection with the Debt Financing and collateral arrangements. The Sellers shall promptly supplement any of the information provided pursuant to this Section 4.19 if such information contains any material misstatement or omission. The fees of Moss Adams LLP in preparing the financial statements for the quarter ended September 30, 2011 and any additional interim periods as reasonably requested by Buyer, and the Parent Audited Financial Statements for the fiscal year ended December 31, 2011 shall be paid by the Buyer.

4.20 Shareholder Approval
Sellers shall, as soon as reasonably practicable after the date hereof, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and/or authorizing the sale of all or substantially all of the undertaking of Parent and use commercially reasonably efforts to cause the shareholders to approve the transactions contemplated by this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
5.1 Conditions Precedent to Obligations of Sellers
The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in writing in whole or in part (to the extent permitted by applicable Law) by Parent:
(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement (including applicable Exhibits and Disclosure Schedules) (i) shall have been true and correct in all material respects when made, and (ii) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time, except, in each case, (A) for changes specifically permitted by this Agreement, (B) that those representations and warranties which address matters only as of a particular date or period need only be true and correct as of such date or period, or (C) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
(b) Compliance with Obligations. Buyer must have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants, required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c) No Adverse Litigation. No order of any Governmental Authority shall be in effect that enjoins, restrains, conditions or prohibits the consummation of this Agreement or any other Transaction Document, and no litigation, investigation or administrative Proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(d) HSR Act Waiting Period. Any applicable waiting period, and extensions thereof, under the HSR Act must have expired or been terminated.
(e) Escrow Amount. Buyer shall have delivered the Escrow Amount to an account designated by the Escrow Agent.
(f) Stockholder Approval. The stockholders of Parent, by special resolution shall have authorized the sale of the Shares to Buyer.

(g) Deliveries by Buyer. Buyer shall have delivered the following to Parent:
(i) the Closing Cash Payment, by wire transfer of immediately available funds;
(ii) a certificate of an officer of Buyer, certifying (A) the statements in Section 5.1(a) are true and correct; (B) the statements in Section 5.1(b) are true and correct, and (C) the adoption of resolutions of Buyer approving the transactions contemplated by this Agreement and the Transaction Documents;
(iii) a good standing certificate for Buyer, certified by the Secretary of the State of Delaware, dated not more than five (5) days prior to the Closing Date;
(iv) the Escrow Agreement, duly executed by Buyer;
(v) the License Agreement, duly executed by Buyer;
(vi) such other documents, instruments or certificates as shall reasonably be requested by Sellers or their counsel.
5.2 Conditions Precedent to Obligations of Buyer
The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in writing in whole or in part (to the extent permitted by applicable Law) by Buyer:
(a) Accuracy of Representations and Warranties. The representations and warranties of Sellers in this Agreement (including applicable Exhibits and Disclosure Schedules) (i) shall have been true and correct in all material respects when made, and (ii) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time, except, in each case, (A) for changes specifically permitted by this Agreement, or (B) that those representations and warranties which address matters only as of a particular date or period need only be true and correct as of such date or period.
(b) Compliance With Obligations. Each of Sellers must have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants, required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c) No Adverse Litigation. No order of any Governmental Authority shall be in effect that enjoins, restrains, conditions or prohibits the consummation of this Agreement or any other Transaction Document, and no litigation, investigation or administrative Proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(d) HSR Act Waiting Period. Any applicable waiting period, and extensions thereof, under the HSR Act must have expired or been terminated.

(e) Deliveries by Sellers. Sellers shall have delivered the following to Buyer:
(i) a certificate of an officer of each Seller, certifying (A) the statements in Section 5.2(a) are true and correct, (B) the statements in Section 5.2(b) are true and correct, and (C) the adoption of resolutions of such Sellers approving the transactions contemplated by this Agreement and the Transaction Documents;
(ii) a good standing certificate for the Company, certified by the Secretary of the State of Nevada, dated not more than five (5) days prior to the Closing Date;
(iii) all required consents, approvals, certificates, waivers and authorizations and notices set forth in Section 5.2(e) of the Disclosure Schedules shall have been obtained or, in the case of notices, filed and delivered to Buyer;
(iv) original share certificates representing the Shares, free and clear of all Encumbrances, together with executed stock powers;
(v) the Resignations;
(vi) the Escrow Agreement, duly executed by Sellers and the Escrow Agent;
(vii) the License Agreement, duly executed by Sellers and the Company (on its own behalf and on behalf of the Company Subsidiaries);
(viii) the Release, duly executed by Sellers;
(ix) evidence that (a) all Indebtedness of the Company or the Company Subsidiaries has been paid and (b) all Encumbrances (other than Permitted Liens) on the assets and properties of the Company and the Company Subsidiaries have been released;
(x) such other documents, assignments, certificates and other instruments of transfer or assignment as may be reasonably requested by Buyer pursuant to Section 4.14 of this Agreement, each in form and substance satisfactory to Buyer and Sellers; and
(xi) such other documents, instruments or certificates as shall reasonably be requested by Buyer or its counsel.
(f) No Material Adverse Effect. Since December 31, 2010, there shall not have occurred any change, development, fact, condition, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.
(g) Audit Opinions. No audit opinion with respect to the Parent Audited Financial Statements shall have been withdrawn, qualified, or modified.

ARTICLE VI
TERMINATION
6.1 Termination
This Agreement may be terminated at any time:
(a) by mutual written consent of Buyer and Parent at any time prior to the Closing Date;
(b) by Buyer upon delivery of written notice to Parent in accordance with Section 8.2 of this Agreement in the event of a material Breach by Sellers of any provision of this Agreement that would prevent the satisfaction of Section 5.2(a) or Section 5.2(b) that has not been cured or is not curable by Sellers within thirty (30) days after notice of the material Breach;
(c) by Sellers upon delivery of written notice to Buyer in accordance with Section 8.2 of this Agreement in the event of a material Breach by Buyer of any provision of this Agreement that would prevent the satisfaction of Section 5.1(a) or Section 5.1(b) that has not been cured or is not curable by Buyer within thirty (30) days after notice of the material Breach;
(d) by Buyer or Sellers if any Governmental Authority having jurisdiction over the Sellers or Buyer shall have issued a non-appealable order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;
(e) by Buyer or Sellers upon delivery of written notice to the other party if the Closing Date has not occurred by March 1, 2012; provided however that the right to terminate this Agreement under this Section 6.1(e) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(f) by Sellers, in accordance with Section 4.18 of this Agreement, or by Buyer, at any time prior to the vote of the stockholders of Parent at the Parent Stockholder Meeting with respect to this Agreement, if the boards of directors of Sellers and the Company shall have effected a Change of Recommendation in accordance with Section 4.18 of this Agreement; or
(g) by Buyer or Sellers, if Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting.
6.2 Effect of Termination
(a) Except for the provisions of Section 4.13 (Confidentiality), this Article VI, and Article VIII (General) hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and of no further force and effect, and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from Liability for the Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or the indemnity set forth in Article VII of this Agreement.
(b) In the event this Agreement is terminated as provided in Sections 6.1(f) or 6.1(g), Sellers shall pay to the Buyer, in cash within two business days after the termination of this Agreement $20,000,000 (the “Break-Up Fee”). The parties agree that the Break-Up Fee provided in this Section 6.2(a) is a reasonable estimate of damages and is not a penalty. Notwithstanding anything to the contrary in this Agreement, Buyer and Sellers agree that the Break-Up Fee shall be the sole and exclusive remedy for termination of this Agreement pursuant to Sections 6.1(f) and 6.1(g) of this Agreement.

(c) Notwithstanding anything contained in this Agreement, none of the Debt Financing Sources, or their former, current and future equity holders, shall have any liability or obligation to pay any damages to the Sellers or any of their Affiliates or any other Person (other than Buyer and its permitted assigns in respect of the Debt Financing) relating to or arising out of this Agreement or the Debt Financing, wither at Law or equity, in contract or in tort or otherwise, and none of the Sellers or any of their Affiliates or any other Person (other than Buyer and its permitted assigns in respect of the Debt Financing) shall have any right or claims, or bring or otherwise support any action or cause of action, of any kind or description, against any of the Debt Financing Sources, or their former, current and future equity holders, under this Agreement or the Debt Financing, whether at Law or equity, in contract or in tort, or otherwise.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
7.1 Survival
The representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date. The applicable survival period pursuant to this Section 7.1 is referred to as the “Survival Period.” The covenants and agreements contained in this Agreement or in the other Transaction Documents shall survive the Closing and shall continue until fully performed or satisfied or terminated in accordance with their terms.
7.2 Indemnification by Sellers
Subject to the limitations set forth in this Article VII, from and after the Closing Date, Sellers shall jointly and severally indemnify and hold Buyer and its officers, directors, employees, agents and Affiliates (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, damages, debts, Liabilities, obligations, judgments, orders, settlement payments, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs and expenses (including reasonable legal and accounting fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), suffered or incurred by the Buyer Indemnified Parties to the extent related to or arising out of:
(a) any Breach of any representation or warranty made by Sellers in this Agreement, together with the Disclosure Schedules as delivered upon execution of this Agreement, or in any other Transaction Document or in any certificate or other document delivered by the Sellers pursuant to Article V (in each case, giving effect to any limitations or qualifications as to materiality, Company Material Adverse Effect, knowledge or other exception set forth therein for purposes of determining whether a Breach has occurred but not for purposes of determining Losses therefrom);
(b) any Breach by Sellers of any covenant or other obligation in this Agreement or in any other Transaction Document; or
(c) the litigation set forth on Section 7.2 of the Disclosure Schedules.

7.3 Indemnification by Buyer
Subject to the limitations set forth in this Article VII, Buyer shall indemnify and hold the Sellers and their respective officers, directors, employees, agents and Affiliates (the “Seller Indemnified Parties”) harmless from and against any and all Losses, suffered or incurred by the Seller Indemnified Parties, arising out of:
(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document (in each case, giving effect to any limitations or qualifications as to materiality, Buyer Material Adverse Effect, knowledge or other exception set forth therein for purposes of determining whether a Breach has occurred but not for purposes of determining Losses therefrom); or
(b) any Breach by Buyer of any covenant or other obligation in this Agreement or in any other Transaction Document.
7.4 Limitations
(a) Buyer Indemnified Parties shall not be entitled to indemnification for any Losses arising under Sections 7.2(a) and (b) unless and until such time as the cumulative aggregate amount of all indemnifiable Losses exceeds $1,725,000 (the “Deductible”), after which Buyer Indemnified Parties shall be entitled to recover the full amount of such Losses from the first dollar thereof without regard to the Deductible.
(b) The maximum aggregate liability of Sellers for all Indemnification Claims arising under Sections 7.2(a) and (b) by Buyer Indemnified Parties pursuant to Section 7.2 shall be limited to an amount equal to $34,500,000.
(c) Any Person against whom an Indemnification Claim is being asserted (an “Indemnifying Party”) shall not be obligated to indemnify and hold harmless any Person claiming indemnification under this Article VII (an “Indemnified Party”) after the expiration of any applicable Survival Period unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party prior to the expiration of the applicable Survival Period.
7.5 Calculation of Losses; Mitigation
(a) The amount of Losses otherwise eligible for indemnification under this Article VII shall be reduced by (i) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any net Tax benefit that the Indemnified Party actually realizes as a result of the incurrence of such Losses, and (iii) any actual recovery from third Persons (less the fees and expenses incurred to obtain such proceeds). Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

(b) Each party shall take all commercially reasonable steps to mitigate Losses upon or after becoming aware of any event which could reasonably be expected to give rise to Losses indemnifiable by the other party. Each Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder.
7.6 Procedure for Indemnification
(a) An Indemnified Party shall give written notice (the “Claim Notice”) of any Indemnification Claim (i) in the case of an Indemnification Claim against Buyer, to Buyer, and (ii) in the case of an Indemnification Claim against the Sellers, to Parent, reasonably promptly upon learning of such Claim or the facts constituting such Claim, but in any event (A) prior to the expiration of any applicable Survival Period, and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within thirty (30) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the Indemnifying Party shall be relieved of its indemnification obligations under this Article VII to the extent that it is materially prejudiced by the Indemnified Party’s failure to give prompt notice. Any such Claim Notice shall describe in reasonable detail the facts and circumstances on which the asserted Indemnification Claim is based and specify the amount of such Indemnification Claim to the extent then ascertainable.
(b) Unless the Indemnifying Party contests the Indemnification Claim in a written notice given to the Indemnified Party within thirty (30) days of receipt of the Claim Notice and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this Article VII, be paid the amount of the Losses related to such Indemnification Claim or the uncontested portion thereof. Contested Indemnification Claims shall be resolved either (i) in a written agreement signed by Buyer and Parent, or (ii) by the final decision of a trier of fact.
(c) In the case of a Third Party Claim, upon written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party (which is reasonably acceptable to the Indemnified Party) and, in connection therewith, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent requested information under its control, provided that the Indemnified Party may participate in any Proceedings with counsel of its choice at its own expense. The Indemnifying Party shall not agree to a compromise, settlement or other resolution of, or consent to the entry of any judgment to, any Third Party Claim, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless (i) the sole relief provided is monetary damages, there is no finding or admission of any violation of Law in connection therewith and there is no material adverse effect on any other Claims that may be made against such Indemnified Party or its Affiliates, (ii) each Indemnified Party that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, and (iii) such settlement, compromise or resolution will not, in the good faith judgment of the Indemnified Party, be reasonably likely to establish a precedent, custom or practice that is materially adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall not agree to a settlement of any Third Party Claim that is being defended and handled by the Indemnifying Party pursuant to this Section 7.6(c).

(d) If the Indemnifying Party does not give written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably satisfactory to the Indemnifying Party to defend or handle such Third Party Claim in consultation with the Indemnifying Party and in a manner that is reasonable under the circumstances; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim. The Indemnified Party shall not agree to a compromise, settlement or other resolution of, or consent to the entry of any judgment to, such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party, provided that the Indemnifying Party may participate in any such Proceedings with counsel of its choice at its own expense.
7.7 Exclusive Remedy
Following the Closing, (except for Claims arising out of fraud and for claims for injunctive relief), the indemnification provisions of this Article VII will be the sole and exclusive remedy of any Buyer Indemnified Party or Seller Indemnified Party for Breach of any representation, warranty or covenant contained in this Agreement or in any Transaction Document (other than the Escrow Agreement ) and for any Claim arising from this Agreement, the Transaction Documents (other than the Escrow Agreement) or the transactions contemplated hereby or thereby.
7.8 Escrow
Any indemnification obligations of Sellers under Sections 7.2(a) and (b) of this Agreement shall be satisfied solely from the Indemnity Escrow Amount.
7.9 Purchase Price Adjustment
Any amounts payable under this Article VII shall be treated by Buyer and Sellers as an adjustment to the Purchase Price.
7.10 No Duplication
Any liability for indemnification pursuant to this Article VII shall be determined without duplication of recovery to the extent that the facts giving rise to such liability constitute a Breach of more than one representation, warranty, covenant or agreement.

7.11 No Punitive, Special, or Consequential Damages
No party shall be liable to any other party or Indemnified Party for any punitive, special, or consequential damages (other than punitive, special or consequential damages arising in connection with a Third Party Claim) resulting from Breach of any representation, warranty, covenant or agreement contained in this Agreement or in any other Transaction Document or resulting from any Claim arising from this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby; provided, further, that the parties acknowledge and agree that for purposes of this Article VII, any damages resulting from Breach of any representation, warranty, covenant or agreement contained in this Agreement that result in Losses based on the business of the Company and the Company Subsidiaries as conducted on the date hereof, without regard to the transactions contemplated by this Agreement, shall not be considered punitive, special, or consequential damages and shall be indemnifiable Losses hereunder, but any Losses that arise from expectations of the Buyer as a result of the combination of the business of the Company and the Company Subsidiaries with the business of Buyer shall not be indemnifiable Losses hereunder. Buyer shall not be entitled to seek or obtain any recovery or judgment (including for damages) other than the Break-Up Fee in the circumstances in which it becomes payable pursuant to Sections 6.1(f) and 6.1(g) of this Agreement.
7.12 Remedies Not Affected by Investigation or Knowledge
If the transactions contemplated hereby are consummated, Buyer expressly reserves the right to seek indemnity or other remedy pursuant to Article VII of this Agreement for any Losses arising out of or relating to any Breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, or knowledge of, such party in respect of any fact or circumstances that reveals the occurrence of any such Breach, whether before or after the execution and delivery hereof.
ARTICLE VIII
GENERAL
8.1 Expenses
Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. For purposes of clarification, all of the Transaction Expenses shall be paid by the Company prior to the Closing Date or by the Sellers (and not the Company) on or after the Closing Date.
8.2 Notices
Any notice, request or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date of delivery by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. Notice given to the Parent shall constitute notice given to each Seller.

TO BUYER:	TO PARENT:

Zayo Group, LLC	360networks Corporation
400 Centennial Parkway, Suite 200	2101 Fourth Avenue, Suite 2000
Louisville, CO 80027	Seattle, WA 98212
Fax: (303) 226-5923	Fax: (206) 239-4365
Attention: Scott Beer	Attention: Chris Mueller

with a copy to:	with a copy to:

Gibson, Dunn & Crutcher LLP	Fasken Martineau DuMoulin LLP
1801 California Street	2900-550 Burrard Street
Denver, CO 80202	Vancouver, BC V6C 0A3
Fax: (303) 313-2840	Canada
Attention: Steven Talley	Fax: (604) 632-4753
Attention: Bruce Tattrie

and:

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101
Fax: (206) 359-9577
Attention: Andrew Bor
8.3 Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement to the fullest extent possible.
8.4 Entire Agreement
This Agreement (including the Disclosure Schedules and all other Exhibits) and the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

8.5 Binding Effect; Assignment
This Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Debt Financing Sources, which are hereby made third party beneficiaries of Section 6.2(c), this Section 8.5, Section 8.7(b), Section 8.10 and Section 8.11(b); provided, however, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned or transferred by operation of law or otherwise by such party without the prior written consent of the other parties hereto, except by Sellers in connection with the Reorganization; provided, further, that Buyer may assign its rights pursuant to this Agreement, including its rights to indemnification, to any of its Debt Financing Sources as collateral security without the consent of Sellers; provided that Buyer provides prior written notice to Sellers.
8.6 Arbitration
Any Claims or disputes arising out of this Agreement which cannot be resolved amicably between the Parties shall be settled by submission to the American Arbitration Association (the “AAA”) for binding arbitration to be conducted in Seattle, Washington. The arbitration shall be conducted by one arbitrator mutually agreed upon by the parties, or, if the parties cannot agree, chosen in accordance with the AAA rules, and the resolution of the dispute by such arbitrator shall be binding and conclusive upon the parties. On prior leave of the arbitrator, the parties may engage in limited discovery, including limited depositions. Any award made pursuant to this Section 8.6 may be entered in and enforced by any court having jurisdiction, and the parties consent and commit themselves to the jurisdiction of the courts of the State of Washington for the purpose of the enforcement of any such award. The fees of the arbitrator shall be borne equally by the Buyer and Parent except that, in the discretion of the arbitrator, any award may include such party’s share of such fees.
8.7 Governing Law; Jurisdiction
(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. In any action among or between any of the parties hereto arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.
(b) Notwithstanding the foregoing, each of the parties hereto agrees that (i) any claim, suit, action or other proceeding involving the Debt Financing Sources arising out of or relating to this Agreement, the Debt Commitment Letter or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County (ii) it will not, and it will not permit any of its affiliates to, bring or support anyone else in bringing any claim, suit, action or other proceeding in any other court, and (iii) it waives any right to trial by jury in respect of any such claim, suit, action or other proceeding.

8.8 Headings; Construction
The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” or “including” shall be deemed to be followed, in each case, by the words “without limitation.” Unless otherwise indicated to the contrary by the context or use thereof, the words “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement and the other Transaction Documents as a whole and not to any particular section or paragraph.
8.9 Counterparts
This Agreement may be executed and delivered in one or more counterparts (including by facsimile transmission or transmission by Portable Document Format (PDF) or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
8.10 Waiver of Jury Trial
Each party to this Agreement hereby irrevocably waives all right to trial by jury in any action, Proceeding or counterclaim (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby (including the Debt Financing) or the actions of such parties in the negotiation, administration, performance and enforcement hereof and thereof.
8.11 Amendment
(a) This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by Buyer and Parent, and any such amendment shall be binding on all parties hereto.
(b) Notwithstanding anything in this Agreement, Section 6.2(c), Section 8.5, Section 8.7(b), and this Section 8.11(b) (and the related definitions of this Agreement solely to the extent an amendment or modification thereof would serve to modify the substance or provisions of such Section in any material and adverse respect) may not be amended, modified, or supplemented in a manner that is materially adverse to the Debt Financing Sources, without the prior written consent of the Debt Financing Sources, which shall not be unreasonably, withheld, condition, or delayed.

8.12 Waiver
Subject to the limitations contained in this Agreement, the failure of a party to require the performance of any provision hereof shall not affect its right at a later time to enforce the same. At any time prior to the Closing, Sellers, on the one hand, or Buyer, on the other hand, may, with respect to such other party, (a) extend the time for performance of any obligation or other act, (b) waive any inaccuracy in the representations and warranties contained herein or any other Transaction Document or other document delivered pursuant to this Agreement, or (c) waive compliance with any agreement contained in this Agreement or any other Transaction Document. Any extension or waiver contemplated in this Section 8.12 shall be valid only if set forth in an instrument in writing signed by Buyer or Parent, as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by Parent shall be binding on each Seller.
8.13 Remedies
Except as otherwise expressly provided herein, any and all remedies provided herein shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise Breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article VI, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
8.14 Definitions
Capitalized terms used in this agreement and not otherwise defined herein shall have the meanings indicated on Annex A.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.
SELLERS:

360NETWORKS CORPORATION

By:	/s/ Chris Mueller
	Name:	Chris Mueller
	Its:	Chief Financial Officer

360NETWORKS (FIBER HOLDCO) LTD.

By:	/s/ Chris Mueller
	Name:	Chris Mueller
	Its:	Chief Financial Officer

360NETWORKS (FIBER SUBCO) LTD.

By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
	Its:	Chief Financial Officer
BUYER:

ZAYO GROUP, LLC

By:

Name:

Its:
Signature Page to Stock Purchase Agreement

ANNEX A
DEFINITIONS
“360 Vancouver”: Is defined in Section 2.6(a) of this Agreement.
“AAA”: Is defined in Section 8.6 of this Agreement.
“Accounting Arbitrator”: Deloitte & Touche.
“Acquired Names”: The names “360networks,” “360” and “VoIP360.”
“Acquisition Agreement”: Is defined in Section 4.18 of this Agreement.
“Acquisition Proposal”: Is defined in Section 4.18 of this Agreement.
“Affiliate” or “Affiliates”: With respect to a Person, means any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.
“Agreement”: Is defined in the first paragraph of this Agreement.
“Balance Sheet Date”: Is defined in Section 2.6(a) of this Agreement.
“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Transaction Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision, and such inaccuracy or breach, or failure to perform or comply, has not been disclosed in the Disclosure Schedules.
“Buyer”: Is defined in the first paragraph of this Agreement.
“Buyer Benefit Plan”: Is defined in Section 4.6(a) of this Agreement.
“Buyer Indemnified Party” and “Buyer Indemnified Parties”: Are defined in Section 7.2 of this Agreement.

“Buyer Material Adverse Effect”: Any change, development, fact, condition, event, occurrence or effect that, individually or in the aggregate, with all other changes, developments, facts, conditions, events, occurrences or effects (a) is or would reasonably be expected to be materially adverse to the assets, business, properties, operations, financial condition or results of operations of Buyer, taken as a whole, or (b) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Buyer to consummate the transactions contemplated by this Agreement, except for any such changes, developments, facts, conditions, events, occurrences or effects arising out of or relating to (1) the announcement or the existence of this Agreement and the transactions contemplated hereby, (2) changes in general economic or political conditions or the financial, credit or securities markets (to the extent Buyer is not disproportionately affected thereby), (3) changes in applicable laws, rules, regulations or orders of any Governmental Authority or interpretations thereof by any Governmental Authority or changes in accounting rules or principles (to the extent Buyer is not disproportionately affected thereby), (4) changes affecting generally the industries in which Buyer conducts business (to the extent Buyer is not disproportionately affected thereby), or (5) any outbreak or escalation of hostilities or war or any act of terrorism (to the extent Buyer is not disproportionately affected thereby).
“Canadian Bell Canada Agreement”: Is defined in Section 4.15(b) of this Agreement.
“Change of Recommendation”: Is defined in Section 4.18 of this Agreement.
“Claim” or “Claims”: Any charge, allegation, notice, civil, criminal or administrative claim, demand, cause of action, suit, Proceeding, arbitration, or hearing (whether formal or informal).
“Claim Notice”: Is defined in Section 7.6(a) of this Agreement.
“Closing”: Is defined in Section 1.2 of this Agreement.
“Closing Cash Payment”: Is defined in Section 1.3(a)(i) of this Agreement.
“Closing Date”: Is defined in Section 1.2 of this Agreement.
“Code”: The Internal Revenue Code of 1986, as amended.
“Common Stock”: Is defined in Section 2.3 of this Agreement.
“Communications Act”: the Communications Act of 1934, as amended, and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.
“Company”: Is defined in Recital A of this Agreement.
“Company Intellectual Property”: Is defined in Section 2.15(b) of this Agreement.
“Company Lease”: Is defined in Section 2.10(b) of this Agreement.

“Company Material Adverse Effect”: Any change, development, fact, condition, event, occurrence or effect that, individually or in the aggregate, with all other changes, developments, facts, conditions, events, occurrences or effects (a) is or would reasonably be expected to be materially adverse to the assets, business, properties, operations, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Sellers and the Company to consummate the transactions contemplated by this Agreement, except for any such changes, developments, facts, conditions, events, occurrences or effects arising out of or relating to (1) the announcement or the existence of this Agreement and the transactions contemplated hereby, the identity of Buyer or actions by Buyer, the Company or the Company Subsidiaries that are required to be taken pursuant to this Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships), (2) changes in general economic or political conditions or the financial, credit or securities markets (to the extent the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby), (3) changes in applicable laws, rules, regulations or orders of any Governmental Authority or interpretations thereof by any Governmental Authority or changes in accounting rules or principles (to the extent the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby), (4) changes affecting generally the industries in which the Company and the Company Subsidiaries conduct business (to the extent the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby), or (5) any outbreak or escalation of hostilities or war or any act of terrorism (to the extent the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby).
“Company Owned Intellectual Property”: Is defined in Section 2.15(a) of this Agreement.
“Company Subsidiary” or “Company Subsidiaries”: Is defined in Section 2.4 of this Agreement.
“Confidentiality Agreement”: Is defined in Section 4.13 of this Agreement.
“Continuing Employees”: Is defined in Section 4.6(a) of this Agreement.
“Contract” or “Contracts”: Any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, undertaking and understanding, oral or written.
“Current Assets”: The aggregate amount of the trial balance accounts in the following financial presentation categories: Cash and Deposits, Restricted Cash, Investments, Accounts Receivable, Prepaid and Others and Note Receivable Current, all calculated on a basis consistent with past practice.
“Current Liabilities”: The aggregate amount of the trial balance accounts in the following financial presentation categories: Accounts Payable, Wages Payable, Income Tax Payable and Other Accrued Liabilities, excluding any amounts of Deferred Revenue, all calculated on a basis consistent with past practice.
“Debt Commitment Letter”: means that certain executed commitment letter from the Debt Financing Sources, a copy of which has been delivered by Buyer to Sellers on the date hereof.
“Debt Financing”: means the debt financing to be provided under the Debt Commitment Letter.

“Debt Financing Sources”: means the financial institutions that have committed to provide, or otherwise entered into agreements in connection with debt financings in connection with the transactions contemplated by this Agreement, including the financial institutions party to the Debt Commitment Letter, together with their Affiliates, officers, directors, employees, agents and representatives and their successors and assigns, and any joinder agreements or credit agreements relating thereto.
“Deductible”: Is defined in Section 7.4(a) of this Agreement.
“Disclosure Schedules”: Is defined in the first paragraph of Article II.
“Dispute Notice”: Is defined in Section 1.6(c) of this Agreement.
“Dreier Case”: Is defined in Section 1.5 of this Agreement.
“Dreier Escrow Amount”: Is defined in Section 1.5 of this Agreement.
“Employee Benefit Plan”: Any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit plan, program or policy (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment agreement (a) sponsored, maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of any current or former employee of the Company or any of the Company Subsidiaries (or any dependent or beneficiary of any such employee), or (b) with respect to which the Company or any of the Company Subsidiaries has (or could reasonably be expected to have) any material Liability (contingent or otherwise).
“Encumbrance” or “Encumbrances”: Liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse Claims or interests of any kind.
“Environment”: Soil, surface waters, sediments, groundwaters, land, surface, subsurface strata, ambient air, fish, plant, wildlife, habitat and any other environmental medium or natural resources.
“Environmental Claims”: Any and all demands, Claims, liens, notices of noncompliance or violation, formal requests for information by a Governmental Authority, investigations or Proceedings related in any way to any Environmental Law, Governmental Authorization issued under any Environmental Law, or any Hazardous Materials.
“Environmental Laws”: All foreign, federal, state and local statutes, regulations, rules and ordinances relating to pollution or the protection of the Environment and human health and safety, Hazardous Materials or the discharge of materials into the Environment.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any Person that, together with the Company or any of the Company Subsidiaries, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account”: Is defined in Section 1.4 of this Agreement.
“Escrow Agent”: Wells Fargo Bank, N.A., Corporate Trust Services, 1300 SW Fifth Avenue, 11th Floor, Portland, Oregon 97201.
“Escrow Agreement”: Is defined in Section 1.4 of this Agreement.
“Estimated Net Working Capital”: Is defined in Section 1.6(a) of this Agreement.
“Estimated NWC Statement”: Is defined in Section 1.6(a) of this Agreement.
“Exhibits”: the Exhibits hereby incorporated into and made a part of this Agreement for all purposes.
“FCC”: The Federal Communications Commission.
“Final NWC”: Is defined in Section 1.6(d) of this Agreement.
“Financial Statements”: Is defined in Section 2.6(a) of this Agreement.
“FIRPTA Certificate”: Is defined in Section 4.16 of this Agreement.
“FIRPTA Escrow Amount”: Is defined in Section 1.3(a)(iii) of this Agreement.
“FIRPTA Withholding”: Is defined in Section 1.4(b) of this Agreement.
“GAAP”: Generally accepted accounting principles in the United States.
“Governing Document” or “Governing Documents”: Any charter, articles, bylaws, certificate, operating agreement or similar document adopted, filed or registered in connection with the creation, formation, organization, management or governance of any entity.
“Governmental Authority” or “Governmental Authorities”: Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, including any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, whether federal, state, provincial, local, county or municipal, domestic or foreign.
“Governmental Submissions”: Is defined in Section 4.4(a) of this Agreement.
“Hazardous Materials ”: Any substance that is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, and including, without limitation, any substance that contains polychlorinated biphenyl, asbestos, radioactive materials, or gasoline, diesel fuel or other petroleum hydrocarbons, petroleum products, by-products or breakdown products, or volatile organic compounds.

“Holdco”: Is defined in the first paragraph of this Agreement.
“HSR Act”: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect.
“including”: Means including, without limitation, unless otherwise indicated.
“Indebtedness”: Any and all indebtedness and other obligations (including unpaid principal, accreted value, prepayment or other premiums, and accrued but unpaid interest) for (i) borrowed money owed; (ii) deferred purchase price and conditional sale obligations (other than trade accounts payable arising in the ordinary course of business); (iii) all obligations under financing or capital leases, except with regard to capital lease arrangements set forth on Section 8.14(a) of the Disclosure Schedules; (iv) obligations for reimbursement of any obligor on any drawn letter of credit, surety bonds, banker’s acceptance or similar transaction; or (v) any guarantee of any of the foregoing or any similar obligation of another Person.
“Indemnification Claim” or “Indemnification Claims”: Any Claim(s) for indemnification under Article VII of this Agreement.
“Indemnified Party”: Is defined in Section 7.4(d) of this Agreement.
“Indemnifying Party”: Is defined in Section 7.4(d) of this Agreement.
“Indemnity Escrow Amount”: Is defined in Section 1.3(a)(ii) of this Agreement.
“Intellectual Property”: All intellectual property and proprietary rights worldwide owned (or purported to be owned), applied for, used or licensed (whether as licensor or licensee), including any and all foreign and domestic trade names, trademarks, service marks, domain names, logos, copyrights, design rights, mask works, rights in databases, moral rights, trade secrets, trade dress, patents and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.
“Intellectual Property License” or “Intellectual Property Licenses”: Is defined in Section 2.15(b) of this Agreement.
“Interim Balance Sheet”: Is defined in Section 2.6(a) of this Agreement.
“Interim Financials”: Is defined in Section 2.6(a) of this Agreement.
“IRS”: The United States Internal Revenue Service.
“IRU”: Is defined in Section 2.11(a)(i) of this Agreement.

“Knowledge ”: As to the Company, the actual knowledge of the individuals serving at the General Counsel or Senior Vice President level of the Company or any Company Subsidiary or above and the knowledge that such Persons would be expected to know in the ordinary performance of their duties.
“Law” or “Laws”: Any domestic or foreign constitutional provision, statute or other law, rule, regulation, requirement or interpretation of any Governmental Authority and any decision, decree, injunction, judgment, order, ruling or assessment of any Governmental Authority or any arbitrator.
“Leased Real Property”: Is defined in Section 2.10(b) of this Agreement.
“Liability” or “Liabilities”: Any liability, obligation or commitment of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, under any Contract, including any liability for Taxes and those arising under any Laws or Proceeding.
“Long Haul Network”: Is defined in Section 2.11(c)(i).
“Losses”: Is defined in Section 7.2 of this Agreement.
“Material Contract”: Is defined in Section 2.12(a) of this Agreement.
“Metro Network”: Is defined in Section 2.11(c)(ii) of this Agreement.
“Net Working Capital”: Is defined in Section 1.6(b) of this Agreement.
“Network”: Is defined in Section 2.11(c)(ii) of this Agreement.
“Network Access Agreements”: Is defined in Section 2.11(a)(v) of this Agreement.
“Network Agreement”: Is defined in Section 2.11(a) of this Agreement.
“Network Colocation Agreements”: Is defined in Section 2.11(a)(iv) of this Agreement.
“Network Equipment”: All of the telecommunications equipment used by the Company or the Company Subsidiaries to provide telecommunications services on or over the Long Haul Network or the Metro Network.
“Network Equipment Agreements”: Is defined in Section 2.11(a)(viii) of this Agreement.
“Network Fiber”: All fiber optic strands in which the Company or Company Subsidiaries hold an ownership leasehold, license or IRU interest, excluding cross-connections, tie cables, and intra-building fiber.
“Network Fiber Services Agreements”: Is defined in Section 2.11(a)(vii) of this Agreement.

“Network Franchise Agreements”: Is defined in Section 2.11(a)(iii) of this Agreement.
“Network Interconnection and Peering Agreements ”: Is defined in Section 2.11(a)(vi) of this Agreement.
“Network IRUs”: Is defined in Section 2.11(a)(i) of this Agreement.
“Network Underlying Rights”: Is defined in Section 2.11(a)(ii) of this Agreement.
“NWC Statement”: Is defined in Section 1.6(b) of this Agreement.
“Owned Real Property”: Is defined in Section 2.10(a) of this Agreement.
“Parent”: Is defined in the first paragraph of this Agreement.
“Parent Stockholder Approval”: Authorization of this Agreement and the sale of Shares to Buyer by holders of at least 66 and 2/3% of Parent’s stock outstanding and entitled to vote thereon at the Parent Stockholder Meeting or any adjournment or postponement thereof.
“Parent Stockholder Meeting”: Meeting of the holders of all outstanding stock of Parent to vote to authorize the sale of Shares to Buyer.
“Parent Audited Financial Statements”: Is defined in Annex A of this Agreement.
“Permits”: Is defined in Section 2.18 of this Agreement.
“Permitted Liens”: (a) Liens in respect of Liabilities to the extent shown or reflected as Encumbrances on the Interim Balance Sheet, (b) liens arising by operation of Law for Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Proceedings, (c) liens arising by operation of Law, in the ordinary course of business, including liens arising by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Law that do not detract from the value of the property or the use thereof in any material respect and that are for amounts not due and payable, (d) leases, licenses or other rights of occupancy held by customers, and security interests held by IRU customers in the fibers over which the IRU is granted, (e) liens securing rental payments under capital lease arrangements set forth on Section 8.14(a) of the Disclosure Schedules, (f) restrictions on the transferability of securities arising under applicable securities Laws, (g) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, materially detract from the present use or occupancy of the property subject thereto, (h) defects in title, easements, rights of way, restrictions, covenants, or similar items relating to Real Property that do not, individually or in the aggregate, materially detract from the present use or occupancy of, or materially detract from the value of, the Real Property subject thereto, and (i) liens arising under leases to lessees of a portion of the Owned Real Property that are disclosed in the Disclosure Schedules to this Agreement.
“Person” or “Persons”: Any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Authority.

“Personal Property”: Is defined in Section 2.10(c) of this Agreement.
“Pre-Closing Tax Periods”: Collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.
“Preferred Stock”: Is defined in Section 2.3(a) of this Agreement.
“Proceeding” or “Proceedings”: Any action, suit, claim, proceeding, complaint, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel.
“Purchase Price”: Is defined in Section 1.3(a) of this Agreement.
“Real Property”: Is defined in Section 2.10(b) of this Agreement.
“Release”: Is defined in Section 4.17 of this Agreement.
“Released Claims”: Is defined in Section 4.17 of this Agreement.
“Reorganization”: Is defined in Section 8.14(b) of the Disclosure Schedules.
“Representatives”: With respect to any Person, that Person’s officers, directors or managers, employees, counsel, accountants, investment bankers, agents and others who act on such Person’s behalf in connection with the evaluation, negotiation, execution, effectuation or consummation of the transactions contemplated by this Agreement.
“Required Financial Information”: means (A) audited income statements, statements of changes in equity, and statements of cash flows for the years ended December 31, 2008, 2009 and 2010 (and, if requested by Buyer, 2011), and audited balance sheets as of December 31, 2008, 2009 and 2010 (and, if requested by Buyer, 2011), in each case for the Parent, the Company and the Company Subsidiaries on a consolidated basis (such financial statements, the “Parent Audited Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and that satisfy the requirements of Regulation S-X under the Securities Act, as such regulation applies to financial information included in a Registration Statement on Form S-1 registering non-convertible debt securities, and accompanied by a report of Moss Adams LLP, who are independent public accountants with respect to the Company within the meaning of the Securities Act of 1933, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder; (B) an unaudited income statement, statement of changes in equity, statement of cash flows for the nine months ended September 30, 2011, and an unaudited balance sheet as of September 30, 2011, and such other interim periods as the Buyer may reasonably request, in each case for the Parent, the Company and the Company Subsidiaries on a consolidated basis, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and that satisfies the requirements of Regulation S-X under the Securities Act, as such regulation applies to financial information included in a Registration Statement on Form S-1 registering non-convertible debt securities, with such financial statements subjected to review procedures characterized as Statement on Auditing Standards No. 100 procedures; and (C) information regarding the Sellers and the Company otherwise customarily included in an offering memorandum for private placements under Rule 144A of the Securities Act.

“Section 4.15(a) Period”: Is defined in Section 4.15(c) of this Agreement.
“Section 4.15(a) Records”: Is defined in Section 4.15(c) of this Agreement.
“Section 4.15(b) Period”: Is defined in Section 4.15(c) of this Agreement.
“Section 4.15(b) Records”: Is defined in Section 4.15(c) of this Agreement.
“Securities Act”: The Securities Act of 1933, as amended.
“Seller” or “Sellers”: Is defined in the first paragraph of this Agreement.
“Seller Indemnified Party” or “Seller Indemnified Parties”: Is defined in Section 7.3 of this Agreement.
“Shares”: Is defined in Section 1.1 of this Agreement.
“State PUC”: Any state public utility commission, public service commission or similar state Governmental Authority with jurisdiction over intrastate telecommunications services and/or facilities.
“State Telecommunications Laws”: The state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs.
“Stock Purchase Rights”: Rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, and other rights, understandings or agreements, either direct or indirect, for the purchase, acquisition or transfer from the Company, the Company Subsidiaries or any other Person of any shares of the Company’s or any Company Subsidiary’s capital stock or any securities or instruments directly or indirectly convertible into, exercisable for or exchangeable for shares of the Company’s or the Company Subsidiary’s capital stock.
“Straddle Period”: Each taxable period beginning before and ending after the Closing Date.
“Subco”: Is defined in the first paragraph of this Agreement.
“Subsidiary”: As to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (b) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (c) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal”: a bona fide written Acquisition Proposal that the boards of directors of Sellers and the Company has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is (i) reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, (ii) if consummated, would result in a transaction more favorable to the stockholders of Sellers from a financial point of view than the transaction contemplated by this Agreement (including changes to the terms of this Agreement proposed by Buyer in response to such Acquisition Proposal or otherwise), taking into account (A) all financial considerations, (B) the identity of the Person making such Acquisition Proposal, (C) the type of consideration (i.e. cash, stock. note, etc.) and (D) the anticipated timing, conditions and prospects for completion of such Acquisition Proposal; provided that (x) no bona fide written Acquisition Proposal shall be deemed to be a Superior Proposal if Sellers or the Company violate the procedures set forth in Section 4.18.
“Survival Period”: Is defined in Section 7.1 of this Agreement.
“Target Net Working Capital”: $0.00.
“Tax” or “Taxes”: Any and all (a) domestic or foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever including without limitation telecommunications taxes, assessments, contributions (including, but not limited to, contributions to state or federal universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan, to the shared costs of local number portability administration) and regulatory fees required under the Communications Act and State Telecommunications Laws, (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, and (c) Liabilities in respect of any items described in clause (a) and/or clause (b) payable by reason of Contract, assumption, transferee liability, operation of Law or otherwise.
“Tax Return” or “Tax Returns”: Any report, return, statement or other written information (including without limitation FCC Forms 499A and 499Q), including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a taxing authority in connection with Taxes.
“Third Party Claim” or “Third Party Claims”: Is defined in Section 7.6(a) of this Agreement.
“Third Party Information Agreements”: Is defined in Section 4.15(b) of this Agreement.
“Transaction Expenses”: Fees and expenses payable in connection with the accounting, legal, and financial advisory services provided in connection with the transactions contemplated by this Agreement, including to RBC, Perkins Coie LLP, and Faskens Martineau DuMoulin LLP (excluding any fees and expenses incurred by Moss Adams LLP contemplated in the last sentence of Section 4.19 of this Agreement).

“Transaction Documents”: Each of this Agreement and the other agreements and certificates referenced in this Agreement to be executed and delivered at the Closing pursuant to Sections 5.1 and 5.2 of this Agreement.
“Treasury Regulations”: Regulations promulgated under the Code.
“Trilogy Agreement”: Is defined in Section 4.15(b) of this Agreement.
“US Bell Canada Agreement”: Is defined in Section 4.15(b) of this Agreement.
“Year-End Financials”: Is defined in Section 2.6(a) of this Agreement.